Exhibit 4.1

THOMPSON CREEK METALS COMPANY INC.,
 as Issuer

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
 as U.S. Trustee and U.S. Collateral Agent

and

VALIANT TRUST COMPANY,
as Canadian Co-Trustee and Canadian Collateral Agent

FIFTH SUPPLEMENTAL INDENTURE

Dated as of November 27, 2012

Supplement to the Indenture between Thompson Creek Metals Company Inc. and Wells Fargo Bank, National Association, as U.S. Trustee, dated as of May 11, 2012, as supplemented by the First Supplemental Indenture, dated as of May 11, 2012

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Section 4.19	No Impairment of the Security Interests	71
Section 4.20	Further Assurances and After-Acquired Property	71
Section 4.21	Maintenance of Collateral	71
Section 4.22	Events of Loss	71

ARTICLE 5
SUCCESSORS

Section 5.01	Merger and Consolidation	72
Section 5.02	Successor Entity Substituted	75

ARTICLE 6
DEFAULTS

Section 6.01	Events of Default	76
Section 6.02	Acceleration	78
Section 6.03	Rights and Remedies Cumulative	79
Section 6.04	Delay or Omission Not Waiver	79
Section 6.05	Trustee May File Proofs of Claim	79

ARTICLE 7
TRUSTEE

Section 7.01	Duties of Trustee	80
Section 7.02	Rights of Trustee	80
Section 7.03	Compensation and Indemnity	80
Section 7.04	Replacement of Trustee	80
Section 7.05	Authorization to Enter Into Intercreditor Agreements	81

ARTICLE 8
DISCHARGE OF INDENTURE; DEFEASANCE

Section 8.01	Discharge of Liability on Securities; Defeasance	81
Section 8.02	Conditions to Defeasance	83

ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01	Without Consent of Holders	84
Section 9.02	With Consent of Holders	86

ARTICLE 10
GUARANTEES

Section 10.01	Execution and Delivery	87
Section 10.02	Release of Note Guarantees	87

ARTICLE 11
MISCELLANEOUS

Section 11.01	Notices	88

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FIFTH SUPPLEMENTAL INDENTURE, dated as of November 27, 2012 (this “Fifth Supplemental Indenture”), among THOMPSON CREEK METALS COMPANY INC., a corporation governed by the Business Corporations Act (British Columbia) (the “Company”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity but solely as U.S. trustee (the “U.S. Trustee”) and U.S. collateral agent (the “U.S. Collateral Agent”), and VALIANT TRUST COMPANY, as Canadian trustee (the “Canadian Co-Trustee” and, together with the U.S. Trustee, each a “Trustee” and, together, the “Trustees”) and as Canadian collateral agent (the “Canadian Collateral Agent” and, together with the U.S. Collateral Agent, each a “Collateral Agent” and, together, the “Collateral Agents”) under the Indenture, dated as of May 11, 2012, between the Company and the U.S. Trustee (the “Base Indenture,” and the Base Indenture, as supplemented by the First Supplemental Indenture, dated as of May 11, 2012, among the Company, the guarantors party thereto and the U.S. Trustee and as further supplemented by this Fifth Supplemental Indenture, the “Indenture”).

W I T N E S S E T H

WHEREAS, the Company has duly authorized the execution and delivery of the Base Indenture (as amended, supplemented, waived or otherwise modified), to provide for the issuance from time to time of its unsecured senior debentures, notes or other evidences of indebtedness to be issued in one or more series (the “Securities”), as provided in the Base Indenture, up to such principal amount or amounts as may from time to time be authorized in or pursuant to one or more resolutions of the Board of Directors;

WHEREAS, pursuant to the terms of the Base Indenture and this Fifth Supplemental Indenture, the Company desires to provide for the establishment of a new series of its Securities to be known as its 9.75% Senior Secured First Priority Notes due 2017 (the “Initial Notes”), the form of such Securities and the terms, provisions and conditions thereof to be set forth as provided in this Fifth Supplemental Indenture;

WHEREAS, the Company has requested that the Trustees and the Collateral Agents execute and deliver this Fifth Supplemental Indenture;

WHEREAS, all requirements necessary to make this Fifth Supplemental Indenture a legal, valid, binding and enforceable instrument in accordance with its terms, and to make the Notes, when executed, authenticated and delivered by the Company, the legal, valid, binding and enforceable obligations of the Company, have been done and performed; and

WHEREAS, the execution and delivery of this Fifth Supplemental Indenture has been duly authorized in all respects.

NOW THEREFORE, in consideration of the purchase and acceptance of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Base Indenture, the form and terms of the Notes, the Company covenants and agrees with the Trustees and the Collateral Agents as follows:

ARTICLE 1
DEFINITIONS

Section 1.01                Definition of Terms. Unless the context otherwise requires (including for purposes of the Recitals):

(a)           a term defined in the Base Indenture has the same meaning when used in this Fifth Supplemental Indenture unless otherwise specified herein;

(b)           a term defined anywhere in this Fifth Supplemental Indenture has the same meaning throughout;

(c)           the definition of any term in this Fifth Supplemental Indenture that is also defined in the Base Indenture shall for the purposes of this Fifth Supplemental Indenture supersede the definition of such term in the Base Indenture;

(d)           the definition of a term in this Fifth Supplemental Indenture is not intended to have any effect on the meaning or definition of an identical term that is defined in the Base Indenture insofar as the use or effect of such term in the Base Indenture, as previously defined, is concerned;

(e)           the singular includes the plural and vice versa;

(f)            headings are for convenience of reference only and do not affect interpretation; and

(g)           the following terms have the meanings given to them in this Section 1.01(g):

“Acceptable Commitment” shall have the meaning set forth in Section 4.09(a)(3).

“Acquired Indebtedness” means, with respect to any specified Person, (1) Indebtedness of any Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, and Indebtedness secured by a Lien encumbering any asset acquired by such specified Person. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Amounts” shall have the meaning set forth in Section 2.05(b).

“Additional Assets” means:

(1)           any property, plant, equipment or other asset (excluding working capital or current assets for the avoidance of doubt) to be used by the Company or a Restricted Subsidiary in a Similar Business;

(2)           the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(3)           Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Similar Business.

“Additional Notes” means additional Notes issued from time to time under this Indenture in accordance with Section 2.02 of the Base Indenture and Section 4.08.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any Person means possession, directly or indirectly, of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that exclusively for purposes of Sections 4.09 and 4.10, beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

“Affiliate Transactions” shall have the meaning set forth in Section 4.10(a).

“Agent” means any Registrar or Paying Agent.

“Applicable Premium” means, with respect to a Note on any date of redemption, the greater of:

(1)           1.0% of the principal amount of such Note, and

(2)           the excess, if any, of (a) the present value as of such date of redemption of (i) the redemption price of such Note on December 1, 2015 (such redemption price being set forth in Section 3.02) plus (ii) all required interest payments due on such Note through December 1, 2015 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (b) the then-outstanding principal of such Note.

Calculation of the Applicable Premium will be made by the Company or on behalf of the Company by such Person as the Company shall designate; provided, however, that such calculation, or determination of the Treasury Rate referenced below, shall not be a duty or obligation of the Trustee.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, amalgamation, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1)           a disposition of assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(2)           the sale of Cash Equivalents in the ordinary course of business;

(3)           a disposition of inventory in the ordinary course of business;

(4)           a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

(5)           the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control pursuant to this Indenture;

(6)           an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Wholly Owned Subsidiary;

(7)           for purposes of Section 4.09 only, the making of a Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents by the Company or its Restricted Subsidiaries) or a disposition subject to Section 4.06;

(8)           dispositions of assets in a single transaction or a series of related transactions with an aggregate Fair Market Value of less than $5.0 million;

(9)           the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(10)         dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11)         the issuance by a Restricted Subsidiary of Preferred Stock that is permitted by Section 4.08;

(12)         the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

(13)         foreclosure on assets;

(14)         any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary; and

(15)         any disposition in connection with a financing transaction with respect to equipment acquired, replaced, repaired or improved (including any reconstruction or refurbishment) by the Company or any Restricted Subsidiary after the Issue Date; provided that (i) such disposition occurs within 180 days of such acquisition, replacement, repair or improvement and (ii) such financing transaction is permitted under Sections 4.08 and 4.11.

“Asset Disposition Offer” shall have the meaning set forth in Section 4.09(b).

“Asset Disposition Offer Amount” shall have the meaning set forth in Section 3.05(b).

“Asset Disposition Offer Period” shall have the meaning set forth in Section 3.05(b).

“Asset Disposition Purchase Date” shall have the meaning set forth in Section 3.05(b).

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such

Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Bankruptcy Law” means Title 11, U.S. Code, as amended, or any other applicable insolvency, bankruptcy, corporate arrangement or restructuring or similar law of any jurisdiction including any law of any jurisdiction permitting a debtor to obtain a stay or compromise of the claims of its creditors.

“Base Indenture” shall have the meaning set forth in the first paragraph of this Fifth Supplemental Indenture.

“beneficial ownership” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, and “beneficial owner” has a corresponding meaning.

“Beneficial Tax Owner” means, with respect to any applicable Tax imposed on or in respect of any payment under or with respect to any Notes (or any Guarantee of any Notes), the Person in respect of whom such Tax is imposed.

“Board of Directors” means:

(1)           with respect to a corporation, the Board of Directors of the corporation or (other than for purposes of determining Change of Control) the executive committee of the Board of Directors;

(2)           with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)           with respect to any other Person, the board or committee of such Person serving a similar function.

“Canadian Collateral Agent” means Valiant Trust Company, in its capacity as Canadian Collateral Agent under this Indenture and the Security Documents together with its successors.

“Canadian Co-Trustee” shall have the meaning set forth in the first paragraph of this Fifth Supplemental Indenture.

“Canadian Security Agreement” means the general security agreement to be dated as of the Issue Date between the Canadian Collateral Agent, the Company and each Guarantor which is organized under the laws of Canada or any province or territory thereof or any Collateral which is located in Canada, granting, among other things, a Lien on the Collateral described therein subject to Permitted Liens, in each case in favor of the Canadian Collateral Agent for its benefit and for the benefit of the Trustees and the Holders of the Notes and the holders of any Permitted Additional Pari Passu Obligations and any other Secured Parties (as defined in the Canadian Security Agreement), as amended, modified, restated, supplemented or replaced from time to time in accordance with its terms.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)           Canadian dollars, U.S. dollars or, in the case of any Foreign Subsidiary, such other local currencies held by it from time to time in the ordinary course of business;

(2)           securities issued or directly and fully Guaranteed or insured by the Canadian or United States government or any agency or instrumentality of Canada or the United States (provided that the full faith and credit of Canada or the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(3)           marketable general obligations issued by any province or state of Canada or the United States of America or any political subdivision of any such province or state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from either S&P or Moody’s, or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments;

(4)           certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by S&P, or “A” or the equivalent thereof by Moody’s, or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and having combined capital and surplus in excess of $500.0 million;

(5)           repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) entered into with any bank meeting the qualifications specified in clause (4) above;

(6)           commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s, or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(7)           interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (6) above.

“Caterpillar Equipment Financing Agreement” means the Amended and Restated Master Funding and Lease Agreement, dated as of December 9, 2011, among Caterpillar Financial Services Limited as lessor, Thompson Creek Metals Company Inc. as lessee and Terrane Metals Corp. as sub-lessee, as in effect on the Issue Date.

“Change of Control” means:

(1)           any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities (or their successors by merger, amalgamation, consolidation or purchase of all or substantially all of their assets); or

(2)           the first day on which a majority of the members of the Board of Directors of the Company or any of its direct or indirect parent entities are not Continuing Directors; or

(3)           the sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company or any of its direct or indirect parent entities and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

(4)           the adoption by the stockholders of the Company or any of its direct or indirect parent entities of a plan or proposal for the liquidation or dissolution of the Company or any of its direct or indirect parent entities; or

(5)           the New Parent, following the consummation of a Permitted Reorganization, ceases to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Company free and clear of all Liens (except Permitted Liens).

For the avoidance of doubt, a Permitted Reorganization shall not be deemed a “Change of Control” for all purposes of this Indenture.

“Change of Control Offer” shall have the meaning set forth in Section 4.13(a).

“Change of Control Payment” shall have the meaning set forth in Section 4.13(a).

“Change of Control Payment Date” shall have the meaning set forth in Section 4.13(a)(2).

“Collateral” means all of the assets of the Company and the Guarantors, whether real, personal or mixed, with respect to which a Lien is granted (or purported to be granted) as security for any Obligations pursuant to the Notes, the Note Guarantees and any Permitted Additional Pari Passu Obligations (including proceeds and products thereof).

“Commodity Agreement” means any commodity futures contract, commodity swap, commodity option or other similar agreement or arrangement entered into by the Company or any Restricted Subsidiary.

“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock, whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Company” means the party named as such in the first paragraph of this Fifth Supplemental Indenture or any successor obligor to its obligations under this Indenture and the Notes pursuant to Article 5.

“Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements prepared on a consolidated basis in accordance with GAAP are available to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1)           if the Company or any Restricted Subsidiary:

(a)           has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any Revolving Credit Facility outstanding on the date of such calculation will be deemed to be:

(i)           the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or

(ii)            if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation)

and the discharge of any other Indebtedness repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b)           has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes a discharge of Indebtedness (in each case, other than Indebtedness Incurred under any Revolving Credit Facility unless such Indebtedness has been permanently repaid and the related commitment terminated and not replaced), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2)           if since the beginning of such period, the Company or any Restricted Subsidiary will have made any Asset Disposition or disposed of or discontinued (as defined under GAAP) any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes such a transaction:

(a)           the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets that are the subject of such disposition or discontinuation for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b)           Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, retired, defeased or otherwise discharged (to the extent the related commitment is permanently reduced) with respect to the Company and its continuing Restricted Subsidiaries in connection with such transaction for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3)           if since the beginning of such period the Company or any Restricted Subsidiary (by merger, amalgamation or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged or amalgamated with or into the Company or a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4)           if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged or amalgamated with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1)           increased (without duplication) by the following items to the extent deducted in calculating such Consolidated Net Income:

(a)                                 Consolidated Interest Expense; plus

(b)                                 Consolidated Income Taxes; plus

(c)                                  consolidated depreciation expense; plus

(d)                                 consolidated amortization expense or impairment charges recorded in connection with the application of Accounting Standards Codification Topic 350, Intangibles—Goodwill and Other, or Topic 360, Property, Plant and Equipment; plus

(e)                                  consolidated depletion expense; plus

(f)                                   other non-cash charges reducing Consolidated Net Income (other than depreciation, amortization or depletion expense), including any write-offs or write-downs (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was capitalized at the time of payment); plus

(g)                                  any expenses or charges (other than depreciation, amortization or depletion expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the Incurrence of Indebtedness permitted to be Incurred by this Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes and (ii) any amendment or other modification of the Notes; plus

(h)                                 any restructuring charges, integration costs or costs associated with establishing new facilities (which, for the avoidance of doubt, shall include retention, severance, relocation, workforce reduction, contract termination, systems establishment costs and facilities consolidation costs) certified by the chief financial officer of the Company and deducted (and not added back) in computing Consolidated Net Income; provided that the aggregate amount of all charges, expenses and costs added back under this clause (h) shall not to exceed $20.0 million in any consecutive four-quarter period; and

(2)                                 decreased (without duplication) by non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period).

Notwithstanding the foregoing, clauses (1)(b) through (h) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (1)(b) through (h) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits or capital of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), including, without limitation, provincial, state, franchise and similar taxes and foreign withholding taxes regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, with respect to any Person, for any period, the total interest expense of such Person and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

(1)                                 interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

(2)                                 amortization of debt discount (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par) and debt issuance cost; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(3)                                 non-cash interest expense, but any non-cash interest income or expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP shall be excluded from the calculation of Consolidated Interest Expense;

(4)                                 commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5)                                 the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

(6)                                 costs associated with entering into Hedging Obligations (including amortization of fees) related to Indebtedness;

(7)                                 interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8)                                 the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Non-Guarantor Restricted Subsidiaries payable to a party other than the Company or a Wholly Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined Canadian and U.S. federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case on a consolidated basis and in accordance with GAAP;

(9)                                 Receivables Fees; and

(10)                          the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company and its Restricted Subsidiaries) in connection with Indebtedness Incurred by such plan or trust.

For the purpose of calculating the Consolidated Coverage Ratio, the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (10) above) relating to any Indebtedness of such Person or any of its Restricted Subsidiaries described in the final paragraph of the definition of “Indebtedness.”

For purposes of the foregoing, total interest expense will be determined (i) net of interest income, (ii) after giving effect to any net payments made or received by such Person and its Subsidiaries with respect to Interest Rate Agreements and (iii) exclusive of amounts classified as other comprehensive income in the balance sheet of such Person. Notwithstanding anything to the contrary contained herein, (i) without duplication of clause (9) above, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which such Person or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense and (ii) any imputed interest in respect of any Deferred Revenue Financing Arrangement shall not be included in Consolidated Interest Expense.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income on an after-tax basis:

(1)                                 any net income (loss) of any Person if such Person is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except that:

(a)                                 subject to the limitations contained in clauses (3) through (13) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b)                                 the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(2)                                 solely for the purpose of determining the amount available for Restricted Payments under clause (C)(i) of Section 4.06(a) any net income (but not loss) of any Restricted Subsidiary (other than a Subsidiary Guarantor) if such Restricted Subsidiary is subject to prior government approval or other restrictions due to the operation of its charter or any agreement, instrument, judgment, decree, order statute, rule or government regulation (which have not been waived), directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a)                                 subject to the limitations contained in clauses (3) through (13) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the

Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b)                                 the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3)                                 any gain or loss (less all fees and expenses relating thereto) realized upon sales or other dispositions of any assets of the Company or such Restricted Subsidiary, other than in the ordinary course of business, as determined in good faith by the Board of Directors of the Company;

(4)                                 any income or loss from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments;

(5)                                 any extraordinary gain or loss;

(6)                                 any impairment charge or asset write-off, including, without limitation, impairment charges or asset write-offs related to intangible assets, long-lived assets or investments in debt and equity securities, in each case pursuant to GAAP;

(7)                                 any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, director or employees;

(8)                                 any unrealized net gain or loss resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic 815, Derivatives and Hedging;

(9)                                 any net gain or loss resulting in such period from currency translation gains or losses pursuant to Accounting Standards Codification Topic 830, Foreign Currency Matters, related to currency remeasurements of Indebtedness;

(10)                          any net income or loss included in the consolidated statement of operations with respect to noncontrolling interests due to the application of Accounting Standards Codification Topic 810, Consolidation;

(11)                          any non-cash gain or loss recorded pursuant to GAAP or applicable Emerging Issues Task Force (EITF) guidance relating to changes in the fair value of the Existing Warrants and any other warrants of the Company or any Restricted Subsidiary that are consideration for any Investment made pursuant to clause (2) of the definition of “Permitted Investment”;

(12)                          the effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any completed acquisition; and

(13)                          the cumulative effect of a change in accounting principles.

Any cash amounts dividended, distributed, loaned or otherwise transferred to any direct or indirect parent entity by the Company or its Restricted Subsidiaries pursuant to clause (12) of Section 4.06(b), without duplication of any amounts otherwise deducted in calculating Consolidated Net Income, the funds for which are provided by the Company and/or its Restricted Subsidiaries, shall be deducted in calculating the Consolidated Net Income of the Company and its Restricted Subsidiaries.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company or any of its direct or indirect parent entities, as the case may be, who:  (1) was a member of such Board of Directors on May 12, 2012; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Convertible Notes” means Indebtedness of the Company that is optionally convertible into Common Stock of the Company (and/or cash based on the value of such Common Stock) and/or Indebtedness of a Subsidiary of the Company that is optionally exchangeable for Common Stock of the Company (and/or cash based on the value of such Common Stock).

“Corporate Trust Office of the U.S. Trustee” shall be at the address of the U.S. Trustee specified in Section 11.01 or such other address as to which the U.S. Trustee may give notice to the Holders and the Company.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Custodian” means the U.S. Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.04 of the Base Indenture as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Deferred Revenue Financing Arrangement” means any financing transaction pursuant to which (a) the Company or any of its Restricted Subsidiaries receives cash advances or deposits in respect of future revenues from the sale of specified mineral assets to a Person other than an Affiliate, (b) such advances or deposits are recorded as long-term liabilities, but not as debt, on the consolidated balance sheet of the Company and (c) such long-term liability is amortized upon the delivery of such mineral assets. For the avoidance of doubt, the Gold Stream Arrangement is a Deferred Revenue Financing Arrangement for purposes of this Indenture.

“Deferred Revenue Financing Arrangement Intercreditor Agreement” means an intercreditor agreement among the U.S. Collateral Agent or the Canadian Collateral Agent, as applicable, the Company or the applicable Guarantor and the purchaser under a Deferred Revenue Financing Arrangement, as the same may be amended, supplemented or modified from time to time.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to such Designated Non-cash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)                                 matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)                                 is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock)); or

(3)                                 is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company or its Restricted Subsidiaries to repurchase such Capital Stock upon the occurrence of a Change of Control or Asset Disposition (each defined in a substantially identical manner to the corresponding definitions in this Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) provide that the Company or its Restricted Subsidiaries, as applicable, are not required to repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) pursuant to such provision prior to compliance by the Company with Section 4.09 and Section 4.13 and such repurchase or redemption complies with Section 4.06.

“Documentary Taxes” shall have the meaning set forth in Section 2.05(f).

“DTC” means The Depository Trust Company.

“Equity Offering” means a public offering for cash by the Company or any direct or indirect parent of the Company, as applicable, of its Common Stock, or options, warrants or rights with respect to its Common Stock (in the case of an offering by any direct or indirect parent of the Company, to the extent such cash proceeds are contributed to the Company), other than (1) public offerings with respect to the Company’s or any such direct or indirect parent’s, as applicable, Common Stock, or options, warrants or rights, registered on Form S-4 or S-8, (2) an issuance to any Subsidiary or (3) any offering of Common Stock issued in connection with a transaction that constitutes a Change of Control.

“Event of Default” shall have the meaning set forth in Section 6.01(a).

“Event of Loss” means, with respect to any property or asset (tangible or intangible, real or personal) constituting Collateral, any of the following:

(i)                                     any loss, destruction or damage of such property or asset;

(ii)                                  any institution of any proceeding for the condemnation or seizure of such property or asset or for the exercise of any right of eminent domain;

(iii)                               any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or

(iv)                              any settlement in lieu of clauses (ii) or (iii) above.

“Event of Loss Offer Amount” shall have the meaning set forth in Section 3.06(b).

“Event of Loss Offer” shall have the meaning set forth in Section 4.22.

“Event of Loss Offer Period” shall have the meaning set forth in Section 3.06(b).

“Event of Loss Purchase Date” shall have the meaning set forth in Section 3.06(b).

“Excess Loss Proceeds” shall have the meaning set forth in Section 4.22.

“Excess Proceeds” shall have the meaning set forth in Section 4.09(b).

“Excluded Property” shall mean those assets excluded from the Collateral pursuant to clauses 9(i) through (iii) of the proviso to the first paragraph of Section 3 of the U.S. Collateral Agreement

“Excluded Subsidiaries” means Non-Core Subsidiaries and Immaterial Subsidiaries.

“Existing Notes” means the (i)  $350.0 million in aggregate principal amount of 7.375% Senior Notes due 2018 of the Company, (ii) $200.0 million in aggregate principal amount of 12.5% Senior Notes due 2019 of the Company and (iii) $35,862,746 in aggregate principal amount of senior amortizing notes forming part of the 6.50% tMEDS.

“Existing Warrants” means common share purchase warrants previously issued by Terrane Metals Corp. and assumed by the Company in connection with the acquisition of Terrane Metals Corp., which expire on June 21, 2012, each such warrant entitling the holder to receive cash in the amount of C$0.05 and 0.052 shares of the Company’s Common Stock.

“Expiration Date” shall have the meaning set forth in Section 1.03(j).

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by Senior Management of the Company in good faith; provided that if the fair market value exceeds $10.0 million, such determination shall be made by the Board of Directors of the Company or an authorized committee thereof in good faith (including as to the value of all non-cash assets and liabilities).

“Fifth Supplemental Indenture” shall have the meaning set forth in first paragraph of this Fifth Supplemental Indenture.

“First Lien Intercreditor Agreement” means the First Lien Intercreditor Agreement to be entered into among the Company, the Guarantors, the Trustees, the Collateral Agents, on behalf of themselves and the Holders of Notes, the representative of any Permitted Additional Pari Passu Obligations (other than Additional Notes), on behalf of itself and the lenders thereunder, as the same may be amended, supplemented or modified from time to time substantially consistent with the description under “Description of Notes—Security—First Lien Intercreditor Agreement” in the Prospectus Supplement.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the

Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in this Indenture will be computed in conformity with GAAP, except that in the event the Company is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in this Indenture.

“Global Note” shall have the meaning set forth in Section 2.02.

“Gold Stream Arrangement” means the Company’s Deferred Revenue Financing Arrangement pursuant to the Amended and Restated Purchase and Sale Agreement, dated December 14, 2011, as amended by the First Amendment to Royal Gold Purchase Agreement, dated as of August 8, 2012, among the Company, Terrane Metals Corp., RGLD Gold AG and Royal Gold, Inc., as in effect from time to time, in respect of the payable gold expected to be produced at the Company’s Mt. Milligan project.

“Government Securities” means securities that are (1) direct obligations of Canada or the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of Canada or the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of Canada or the United States of America, as the case may be, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depositary receipt.

“Guarantor” means each Restricted Subsidiary in existence on the Issue Date that provides a Note Guarantee on the Issue Date (and any other Restricted Subsidiary that provides a Note Guarantee in accordance with this Indenture), as well as any Parent Guarantor; provided that upon release or discharge of such Restricted Subsidiary from its Note Guarantee in accordance with this Indenture, such Restricted Subsidiary ceases to be a Guarantor.

“Guarantor Subordinated Obligation” means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Guarantor under its Note Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Immaterial Subsidiary” means Thompson Creek UK Ltd.; provided that Thompson Creek UK Ltd. shall be an “Immaterial Subsidiary” for so long as, as of any date of determination, it does not have (i) assets with a value in excess of $5.0 million (determined pursuant to book value) or (ii) revenues (for the most recently completed period of four consecutive fiscal quarters) in excess of $5.0 million.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)                                 indebtedness of such Person for borrowed money;

(2)                                 obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)                                 the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

(4)                                 the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (including earn-out obligations), which purchase price is due after the date of placing such property in service or taking delivery and title thereto and is required to be reflected as a liability on the balance sheet of such Person in accordance with GAAP, except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business;

(5)                                 Capitalized Lease Obligations and all Attributable Indebtedness of such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor);

(6)                                 the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Non-Guarantor Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)                                 the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8)                                 the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor);

(9)                                 to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Obligation that would be payable by such Person at such time); and

(10)                          to the extent not otherwise included in this definition, the amount of obligations outstanding under the legal documents entered into as part of a securitization transaction or series of securitization transactions that would be characterized as principal if such transaction were structured as a secured lending transaction rather than as a purchase outstanding relating to a securitization transaction or series of securitization transactions.

Notwithstanding the foregoing, money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall not be deemed to be “Indebtedness”; provided that such money is held to secure the payment of such interest. In addition, for the avoidance of doubt, (i) obligations of any Person under a Permitted Bond Hedge or a Permitted Warrant and (ii) any long-term liabilities recorded on the Company’s balance sheet, other than as debt, pursuant to the Gold Stream Arrangement or any other Deferred Revenue Financing Arrangement shall not be deemed to be “Indebtedness.”

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1)                                 such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2)                                 such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(3)                                 there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a)                                 the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b)                                 if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Initial Notes” shall have the meaning set forth in the recitals hereto.

“Interest Payment Date” means February 1 and August 1 of each year to stated maturity of the Notes.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit

(including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit (other than a time deposit)) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1)                                 Hedging Obligations entered into in the ordinary course of business and in compliance with this Indenture;

(2)                                 endorsements of negotiable instruments and documents in the ordinary course of business; and

(3)                                 an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company.

For purposes of Section 4.06,

(1)                                 “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary that is to be designated an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s aggregate “Investment” in such Subsidiary as of the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary;

(2)                                 any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer; and

(3)                                 if the Company or any Restricted Subsidiary sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such Subsidiary not sold or disposed of.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or any equivalent rating by any Rating Agency, in each case, with a stable or better outlook.

“Issue Date” means November 27, 2012.

“Junior Lien Intercreditor Agreement” means the Junior Lien Intercreditor Agreement to be entered into among the Company, the Guarantors, the Trustees, the Collateral Agents, on behalf of themselves and the Holders of Notes, the representative of any Permitted Additional Pari Passu Obligations (other than Additional Notes) and the representative of any Permitted Additional Junior Lien

Obligations, on behalf of itself and the lenders thereunder, as the same may be amended, supplemented or modified from time to time.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, hypothec, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC or PPSA (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities or other assets received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)                                 all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Canadian and U.S. federal, state, provincial and local taxes, and all foreign taxes, required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)                                 all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition (other than, in the case of Collateral, any Lien which does not rank prior to the Liens in the Collateral granted to the Collateral Agents pursuant to this Indenture and the Security Documents);

(3)                                 all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4)                                 the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Net Loss Proceeds” means the aggregate cash proceeds received by any of the Company or Guarantors in respect of any Event of Loss, including, without limitation, insurance proceeds, condemnation awards or damages awarded by any judgment, net of the direct cost in recovery of such Net Loss Proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof), amounts required to be applied to the repayment of Indebtedness secured by any Permitted Lien on the asset or assets that were the subject of such Event of Loss (other than any Lien which does not rank prior to the Liens in the Collateral pursuant to this Indenture and the Security Documents), and any taxes paid or payable as a result thereof.

“New Parent” has the meaning set forth in the definition of “Permitted Reorganization.”

“Non-Core Subsidiaries” means (a) Maze Lake General Partnership Corporation, Maze Lake Metals Limited Partnership, Howards Pass General Partnership Corporation, Howards Pass Metals Limited Partnership and Highlands Ranch LLC and (b) any other Subsidiary that is not a Core Subsidiary or that does not have (i) assets with a value in excess of $5.0 million (determined pursuant to book value) and (ii) revenues (for the most recently completed period of four consecutive fiscal quarters) in excess of $5.0 million; provided that the Non-Core Subsidiaries on a combined basis shall not at any time have (i) assets with a value in excess of $10.0 million or (ii) revenues (for the most recently completed period of four consecutive fiscal quarters) in excess of $10.0 million.

“Non-Guarantor Restricted Subsidiary” means any Restricted Subsidiary that is not a Guarantor.

“Non-Recourse Debt” means Indebtedness of a Person:

(1)                                 as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2)                                 no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3)                                 the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries.

“Note Guarantee” means, individually, any Guarantee of payment of the Notes and the Company’s other Obligations under this Indenture by a Guarantor pursuant to the terms of this Indenture and any supplemental indenture hereto, and, collectively, all such Guarantees.

“Notes” means the Initial Notes and any note authenticated and delivered under this Indenture.  For all purposes of this Indenture, the term “Notes” shall also include any Additional Notes that may be issued under a supplemental indenture and notes to be issued or authenticated upon transfer, replacement or exchange of Notes.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable Canadian or U.S. federal or state law or under any foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, the President, any Vice President (regardless of any vice presidential designation), the Treasurer or any Assistant Treasurer or the Secretary or any Assistant Secretary of the Company or, in the event that the Company is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of the Company. Officer of any Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers and delivered to each Trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the U.S. Trustee.  The legal counsel may be an employee of or counsel to the Company.

“Parent Guarantor” means any other direct or indirect parent of the Company that may in the future provide a Note Guarantee, including, to the extent required by Section 4.14, the New Parent following any Permitted Reorganization.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes, in the case of the Company, or the Note Guarantees, in the case of any Guarantor (without giving effect to collateral arrangements).

“payment default” shall have the meaning set forth in Section 6.01(a)(7)(A).

“Permitted Additional Junior Lien Obligations” means obligations under any other Indebtedness secured by Liens encumbering the Collateral on a basis junior to the Liens securing the Notes; provided that the amount of such obligations does not exceed an amount such that immediately after giving effect to the Incurrence of such other Indebtedness and the receipt and application of the proceeds therefrom, the Total Secured Leverage Ratio of the Company and the Restricted Subsidiaries would be less than or equal to 3.0 to 1.0; provided that (i) the Company has designated such Indebtedness as “Permitted Additional Junior Lien Obligations” under the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if applicable, and (ii) the Collateral Agents, the Trustee, the representative under Additional Pari Passu Obligations (other than Additional Notes), the representative under any Permitted Additional Junior Lien Obligations, the Company and the Guarantors shall enter into the Junior Lien Intercreditor Agreement.

“Permitted Additional Pari Passu Obligations” means obligations under any Additional Notes or other Indebtedness secured by the Liens encumbering the Collateral; provided that, other than with respect to the issuance of up to $50.0 million of Additional Notes on or after the Issue Date, the amount of such obligations does not exceed an amount such that immediately after giving effect to the Incurrence of such Additional Notes or other Indebtedness, as applicable, and the receipt and application of the proceeds therefrom, the Senior Secured Leverage Ratio of the Company and the Restricted Subsidiaries would be less than or equal to 1.50 to 1.0; provided that (i) the representative of such Permitted Additional Pari Passu Obligation executes a joinder agreement to the Security Agreements in the form attached thereto agreeing to be bound thereby, (ii) the Company has designated such Indebtedness as “Permitted Additional Pari Passu Obligations” under the Security Agreements and the First Lien Intercreditor Agreement, if applicable, and (iii) the Collateral Agents, the Trustees, the representative under Permitted Additional Pari Passu Obligations (other than Additional Notes), the Company and the Guarantors shall enter into the First Lien Intercreditor Agreement.

“Permitted Bond Hedge” means any call options or capped call options referencing the Company’s Common Stock purchased by the Company concurrently with the issuance of Convertible Notes to hedge the Company’s or any Subsidiary issuer’s obligations under such Indebtedness.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)                                 a Restricted Subsidiary;

(2)                                 any Investment by the Company or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a)                                 such Person becomes a Restricted Subsidiary; or

(b)                                 such Person, in one transaction or a series of related transactions, is merged, amalgamated or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation or transfer;

(3)                                 cash and Cash Equivalents;

(4)                                 receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)                                 payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)                                 loans or advances to employees, Officers or directors of the Company or any Restricted Subsidiary in the ordinary course of business in an aggregate amount not in excess of $2.0 million at any time outstanding (without giving effect to the forgiveness of any such loan);

(7)                                 any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a)                                 in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b)                                 as a result of a foreclosure or other realization in respect of security by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)                                 Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with Section 4.09 or any other disposition of assets not constituting an Asset Disposition;

(9)                                 Investments in existence on the Issue Date;

(10)                          Currency Agreements, Interest Rate Agreements, Commodity Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 4.08;

(11)                          Guarantees issued in accordance with Section 4.08;

(12)                          Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Company and its Restricted Subsidiaries in connection with such plans;

(13)                          Investments by means of any payment of cash by the Company or any Subsidiary issued upon conversion or exchange of any Convertible Notes, and Investments in any Permitted Bond Hedge;

(14)                          Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (14), in an aggregate amount at the time of such Investment not to exceed the greater of (x) $75.0 million and (y) 3.0% of Total Tangible Assets outstanding at any one time (net of the cash return thereon received as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization that is not included in Consolidated Net Income), in each case, with the Fair Market Value of such Investment being measured at the time made and without giving effect to subsequent changes in value;

(15)                          a Permitted Reorganization;

(16)                          Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business; and

(17)                          Investments in escrow or trust funds in the ordinary course of business.

“Permitted Liens” means, with respect to any Person:

(1)                                 Liens on the Collateral securing Indebtedness and other obligations permitted to be Incurred under clause (1) of Section 4.08(b), related Hedging Obligations and related banking services or cash management obligations and Liens on assets of Restricted Subsidiaries securing Guarantees of such Indebtedness and such other obligations of the Company; provided that (i) the representative of such Indebtedness executes a joinder agreement to the Security Agreements in the form attached thereto agreeing to be bound thereby, (ii) the Company has designated such Indebtedness as “Permitted Additional Pari Passu Obligations” under the Security Agreements and the First Lien Intercreditor Agreement, if applicable, and (iii) the Collateral Agents, the Trustee, each representative under Permitted Additional Pari Passu Obligations (other than Additional Notes), the Company and the Guarantors shall enter into the First Lien Intercreditor Agreement;

(2)                                 pledges or deposits by such Person under workers’ compensation laws, unemployment insurance or social security laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure bid, performance, surety, reclamation, remediation, appeal or similar bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3)                                 Liens imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens, Incurred in the ordinary course of business not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings; provided appropriate reserves to the extent required pursuant to GAAP have been made in respect thereof;

(4)                                 Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)                                 Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(6)                                 encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not in the aggregate materially impair their use in the operation of the business of such Person;

(7)                                 Liens on (A) cash collateral or (B) on the Collateral, in each case, securing Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes); provided that (x) in the case of Liens on cash collateral, such cash collateral, together with the amount of Revolving Credit Facility Indebtedness Incurred pursuant to Section 4.08(b)(1) and Additional Notes incurred pursuant to Section 4.08(b)(2), does not exceed $50.0 million and (y) in the case of Liens on Collateral, (i) the representative of such Hedging Obligations shall become bound by the Security Agreements in the form attached thereto agreeing to be bound thereby, (ii) the Company has designated such Indebtedness as “Permitted Additional Pari Passu Obligations” under the Security Agreements and the First Lien Intercreditor Agreement, if applicable, and (iii) the representative of such Hedging Obligations shall become bound by the First Lien Intercreditor Agreement;

(8)                                 leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9)                                 judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10)                          Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, mortgage financings, purchase money obligations or other payments Incurred to finance assets or property (other than Capital Stock or other Investments) acquired, constructed, improved or leased in the ordinary course of business; provided that such Liens are created within 180 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(11)                          Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a)                                 such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the U.S. Federal Reserve Board; and

(b)                                 such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(12)                          Liens arising from UCC or PPSA financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(13)                          Liens existing on the Issue Date (other than Liens permitted under clause (1));

(14)                          Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided, further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(15)                          Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(16)                          Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary;

(17)                          Liens on the Collateral (i) granted under the Security Documents in favor of the Collateral Agents securing the Notes, the Note Guarantees and the Permitted Additional Pari Passu Obligations or (ii) granted under the security documents governing any Permitted Additional Junior Lien Obligations securing such Permitted Additional Junior Lien Obligations and any related guarantees;

(18)                          Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (10), (13), (14), (15), (17) and (18) of this definition; provided that any such

Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(19)                          any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(20)                          Liens in favor of the Company or any Restricted Subsidiary;

(21)                          Liens under industrial revenue, municipal or similar bonds;

(22)                          Liens securing obligations under the Gold Stream Arrangement or any other Deferred Revenue Financing Arrangement;

(23)                          Liens securing obligations in the ordinary course of business (other than Subordinated Obligations and Guarantor Subordinated Obligations and other than any Liens securing Indebtedness for borrowed money) in an aggregate principal amount outstanding at any one time not to exceed $20.0 million;

(24)                          Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or a Restricted Subsidiary in the ordinary course of business; and

(25)                          Liens granted in the ordinary course of business on the unpaid portion of insurance premiums securing Indebtedness permitted by clause (13) of Section 4.08(b).

“Permitted Reorganization” means a transaction or series of transactions pursuant to which all of the issued and outstanding Capital Stock of the Company is exchanged for Capital Stock of a newly formed Person (the “New Parent”), organized under the laws of the United States, Canada, Switzerland, the United Kingdom or any other member state of the European Economic Area, so long as (i) the Company is able to Incur at least an additional $1.00 of Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in Section 4.08(a), (ii) no Event of Default shall have occurred and be continuing or would occur as a consequence thereof, (iii) such transaction or series of transactions is permitted under any outstanding credit facility as in effect on the date of such Permitted Reorganization, (iv) the New Parent provides a Note Guarantee in accordance with Section 4.14 to the extent required thereunder and (v) the Company delivers to the U.S. Trustee an Officers’ Certificate stating that all conditions precedent provided for in this Indenture relating to such transaction or series of transactions have been complied with.

“Permitted Warrant” means any call option in respect of the Company’s Common Stock sold by the Company concurrently with the issuance of Convertible Notes.

“PPSA” means the Personal Property Security Act (British Columbia) and the regulations thereunder, as from time to time in effect; provided, however, that, at any time, if the attachment, perfection or priority of Canadian Collateral Agent’s security interests in any item or portion of the Collateral is governed by the personal property security laws of any jurisdiction other than British Columbia, “PPSA” shall mean those personal property security laws in such other jurisdiction for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

“Prospectus Supplement” means the prospectus supplement, dated November 16, 2012, relating to the sale of the Notes.

“Rating Agency” means each of S&P and Moody’s or, if S&P or Moody’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for S&P or Moody’s or both, as the case may be.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the UCC as in effect in the State of New York and any “supporting obligations” as so defined (or that would be classified as an “account” (to the extent arising in connection with a sale or lease of goods or the performance of services), “chattel paper” or an “instrument” under the PPSA, and any “intangibles” (as defined in PPSA), guarantees, security or other credit support with respect to any of the foregoing).

“Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a securitization transaction, factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a securitization transaction, factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.

“Record Date” for the interest payable on any applicable Interest Payment Date means January 15 or July 15 (whether or not a Business Day) preceding such Interest Payment Date.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances” and “refinanced” shall each have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with this Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1)                                 (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2)                                 the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3)                                 such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees Incurred in connection therewith);

(4)                                 if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Note Guarantees, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced; and

(5)                                 Refinancing Indebtedness shall not include Indebtedness of a Non-Guarantor Restricted Subsidiary that refinances Indebtedness of the Company or a Guarantor.

“Reinstatement Date” shall have the meaning set forth in Section 4.17(b).

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” shall have the meaning set forth in Section 4.06(a).

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Revolving Credit Facility” means one or more revolving credit facilities with banks or other institutional lenders providing for revolving credit loans or letters of credit, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent or lenders or another administrative agent or agents or other lenders).

“Royal Gold Intercreditor Agreement” means the Royal Gold Intercreditor Agreement to be entered into among Terrane Metals Corp., Valiant Trust Company, and RGLD Gold AG, as in effect on the Issue Date as the same may be amended, supplemented or modified from time to time in a manner not materially adverse to the Holders, in respect of that certain Amended and Restated Purchase and Sale Agreement, dated as of December 14, 2011, as amended by the First Amendment thereto, dated as of August 8, 2012, by and among the Company, Terrane Metals Corp., Royal Gold, Inc. and RGLD Gold AG.

“S&P” means Standard & Poor’s, a division of The McGraw Hill Companies, Inc. and any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person (other than the Company or any of its Subsidiaries) and the Company or a Restricted Subsidiary leases it from such Person, except any transfer or disposition in connection with a financing transaction with respect to equipment acquired, replaced, repaired or improved (including any reconstruction or refurbishment) by the Company or any Restricted Subsidiary after the Issue Date; provided that such transfer or disposition occurs within 180 days of such acquisition, replacement, repair or improvement.

“Second Commitment” shall have the meaning set forth in Section 4.09(a)(3).

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Securities” shall have the meaning set forth in the recitals.

“Security Agreements” means the collective reference to the U.S. Collateral Agreement and the Canadian Security Agreement.

“Security Documents” means the Security Agreements, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, the Royal Gold Intercreditor Agreement, any Deferred Revenue Financing Arrangement Intercreditor Agreement and all of the security agreements, pledges, collateral assignments, mortgages, charges, demand debentures, deeds of trust, debentures, trust deeds or other instruments evidencing or creating or purporting to create any security interests in favor of the Collateral Agents for their benefit and for the benefit of the Trustee and the Holders of the Notes and the holders of any Permitted Additional Pari Passu Obligations and any other Secured Parties (as defined in the U.S. Collateral Agreement or other applicable Security Document), in all or any portion of the Collateral, as amended, modified, restated, supplemented or replaced from time to time.

“Senior Management” means the chief executive officer and the chief financial officer of the Company.

“Senior Secured Leverage Ratio” means, as of any date of determination with respect to any Person, the ratio of (1) Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) that is secured by Liens on the Collateral (other than Permitted Additional Junior Lien Obligations) to (2) Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements prepared on a consolidated basis in accordance with GAAP are available.  In the event that the Company or any of its Restricted Subsidiaries Incurs or redeems any Secured Indebtedness subsequent to the commencement of the period for which the Senior Secured Leverage Ratio is being calculated but prior to the event for which the calculation of the Senior Secured Leverage Ratio is made, then the Senior Secured Leverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four fiscal quarter period.  The Senior Secured Leverage Ratio shall be calculated in a manner consistent with the definition of “Consolidated Coverage Ratio,” including any pro forma adjustments to Consolidated EBITDA as set forth therein (including for acquisitions).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Stated Maturity” means, with respect to any security, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but not including any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subject Property” shall have the meaning set forth in Section 4.22.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinated or junior in right of payment to the Notes pursuant to a written agreement.

“Subsidiary Guarantor” means any Guarantor that is a Restricted Subsidiary of the Company.

“Successor Company” shall have the meaning set forth in Section 5.01(a)(1).

“Successor Guarantor” shall have the meaning set forth in Section 5.01(c)(1)(A).

“Suspended Covenants” shall have the meaning set forth in Section 4.17(a).

“Suspension Period” shall have the meaning set forth in Section 4.17(b).

“Tax” means any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other liabilities related thereto, and, for the avoidance of doubt, including any withholding or deduction for or on account of any of the foregoing). “Taxes” shall be construed to have a corresponding meaning.

“Taxing Jurisdiction” shall have the meaning set forth in Section 2.05(b).

“Total Secured Leverage Ratio” means, as of any date of determination with respect to any Person, the ratio of (1) Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) that is secured by Liens on the Collateral to (2) Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements prepared on a consolidated basis in accordance with GAAP are available.  In the event that the Company or any of its Restricted Subsidiaries Incurs or redeems any Secured Indebtedness subsequent to the commencement of the period for which the Total Secured Leverage Ratio is being calculated but prior to the event for which the calculation of the Total Secured Leverage Ratio is made, then the Total Secured Leverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four fiscal quarter period.  The Total Secured Leverage Ratio shall be calculated in a manner consistent with the definition of “Consolidated Coverage Ratio,” including any pro forma adjustments to Consolidated EBITDA as set forth therein (including for acquisitions).

“Total Tangible Assets” means the total assets of the Company and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recent balance sheet of the Company minus (1) goodwill and other intangible assets of the Company and its Restricted Subsidiaries reflected on such balance sheet and (2) the outstanding amount of Investments in and assets of Unrestricted Subsidiaries.

“Treasury Rate” means as of any date of redemption of Notes the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least three Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to December 1, 2015; provided, however, that if the period from the redemption date to December 1, 2015 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to December 1, 2015 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Monies” means all cash and Cash Equivalents received by the Trustees:

(1)                                 upon the release of Collateral from the Lien of this Indenture or the Security Documents, including all Net Available Cash and Net Loss Proceeds and all moneys received in respect of the principal of all purchase money, governmental and other obligations;

(2)                                 pursuant to the Security Documents;

(3)                                 as proceeds of any sale or other disposition of all or any part of the Collateral by or on behalf of the Trustee or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to this Indenture or any of the Security Documents or otherwise; or

(4)                                 for application as provided in the relevant provisions of this Indenture or any Security Document or which disposition is not otherwise specifically provided for in this Indenture or in any Security Document;

provided, however, that Trust Monies shall in no event include any property deposited with the Trustees for any redemption, legal defeasance or covenant defeasance of Notes, for the satisfaction and discharge of this Indenture or to pay the purchase price of Notes pursuant to an Offer to Purchase in accordance with the terms of this Indenture and shall not include any cash received or applicable by the Trustees in payment of its fees and expenses.

“Trustees” shall have the meaning set forth in the first paragraph of this Fifth Supplemental Indenture, in each case until a successor replaces such party in accordance with the applicable provisions of this Indenture and thereafter shall means the successor hereunder.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or, as the context requires in determining whether or not an asset is Excluded Property, the law governing the interpretation of any such agreement; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the U.S. Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other that the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Subsidiary” means:

(1)                                 any Subsidiary of the Company which at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2)                                 any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, amalgamation or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1)                                 such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2)                                 all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist only of Non-Recourse Debt, except to the extent permitted under clause (4)(c) of Section 4.08(b);

(3)                                 such designation and the Investment of the Company in such Subsidiary complies with Section 4.06;

(4)                                 such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

(5)                                 such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a)                                 to subscribe for additional Capital Stock of such Person; or

(b)                                 to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(6)                                 on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company.

Any such designation by the Board of Directors of the Company shall be evidenced to the U.S. Trustee by filing with the U.S. Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions; provided, that no such resolution or Officers’ Certificate shall be required with respect to the designation of Highlands Ranch, LLC, Howards Pass General Partner Corp., Howards Pass Metals Limited Partnership, Maze Lake General Partner Corp., Maze Lake Metals Limited Partnership and Thompson Creek UK Limited as Unrestricted Subsidiaries as of the Issue Date. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture, and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness pursuant to Section 4.08(a) on a pro forma basis taking into account such designation.

“U.S. Collateral Agent” means Wells Fargo Bank, National Association, in its capacity as U.S. Collateral Agent under this Indenture and the Security Documents together with its successors and assigns.

“U.S. Collateral Agreement” means the U.S. collateral agreement dated as of the Issue Date between the U.S. Collateral Agent, the Company and each Guarantor that is organized under the laws of any state of the United States or the District of Columbia or any collateral of which is located in the United States, granting, among other things, a Lien on the Collateral described therein subject to Permitted Liens, in each case in favor of the U.S. Collateral Agent for its benefit and for the benefit of the Trustee and the Holders of the Notes and the holders of any Permitted Additional Pari Passu Obligations and any other Secured Parties (as defined in the U. S. Collateral Agreement), as amended, modified, restated, supplemented or replaced from time to time in accordance with its terms.

“U.S. Trustee” means Wells Fargo Bank, National Association, a national banking association, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

“Wholly Owned Subsidiary” means a Restricted Subsidiary of the Company, all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

Section 1.02                                                Incorporation by Reference of Trust Indenture Act.  The following TIA terms used in this Indenture have the following meanings:

“indenture trustee” or “institutional trustee” means the U.S. Trustee.

Section 1.03                                                Act of Holders.

(a)                                 Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing.  Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustees and, where it is hereby expressly required, to the Company and the Guarantors.  Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 6.01 of the Base Indenture) conclusive in favor of the U.S. Trustee, the Canadian Co-Trustee, the U.S. Collateral Agent, the Canadian Collateral Agent, the Company and the Guarantors, if made in the manner provided in this Section 1.03.

(b)                                 The fact and date of the execution by any Person of any such instrument or writing may be proved (1) by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof or (2) in any other manner deemed reasonably sufficient by the U.S. Trustee.  Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same.  The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the U.S. Trustee deems sufficient.

(c)                                  The ownership of Notes shall be proved by the Note Register.

(d)           Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the U.S. Trustee, the Canadian Co-Trustee, the U.S. Collateral Agent, the Canadian Collateral Agent, the Company or the Guarantors in reliance thereon, whether or not notation of such action is made upon such Note.

(e)           The Company may set a record date for purposes of determining the identity of Holders entitled to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, or to vote on any action authorized or permitted to be taken by Holders; provided that the Company may not set a record date for, and the provisions of this paragraph shall not apply with respect to, the giving or making of any notice, declaration, request or direction referred to in clause (f) below.  Unless otherwise specified, if not set by the Company prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or vote or the date of the most recent list of Holders furnished to the U.S. Trustee prior to such solicitation or vote.  If any record date is set pursuant to this clause (e), the Holders on such record date, and only such Holders, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action (including revocation of any action), whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes, or each affected Holder, as applicable, on such record date.  Promptly after any record date is set pursuant to this paragraph, the Company, at its own expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the U.S. Trustee and the Canadian Co-Trustee in writing and to each Holder in the manner set forth in Section 11.01.

(f)            The U.S. Trustee may set any day as a record date for the purpose of determining the Holders entitled to join in the giving or making of (1) any notice of default under Section 6.01(a), (2) any declaration of acceleration referred to in Section 6.02, (3) any direction referred to in Section 6.05 of the Base Indenture or (4) any request to pursue a remedy referred to in Section 6.06 of the Base Indenture.  If any record date is set pursuant to this paragraph, the Holders on such record date, and no other Holders, shall be entitled to join in such notice, declaration, request or direction, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes or each affected Holder, as applicable, on such record date.  Promptly after any record date is set pursuant to this paragraph, the U.S. Trustee, at the Company’s expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Company and to each Holder in the manner set forth in Section 11.01.

(g)           Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount.  Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(h)           Without limiting the generality of the foregoing, a Holder, including a Depositary that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and a Depositary that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

(i)            The Company may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by a Depositary entitled under the procedures of such Depositary, if any, to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders; provided that if such a record date is fixed, only the beneficial owners of interests in such Global Note on such record date or their duly appointed proxy or proxies shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such beneficial owners remain beneficial owners of interests in such Global Note after such record date.  No such request, demand, authorization, direction, notice, consent, waiver or other action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date.

(j)            With respect to any record date set pursuant to this Section 1.03, the party hereto that sets such record date may designate any day as the “Expiration Date” and from time to time may change the Expiration Date to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the other party hereto in writing, and to each Holder of Notes in the manner set forth in Section 11.01, on or prior to both the existing and the new Expiration Date.  If an Expiration Date is not designated with respect to any record date set pursuant to this Section 1.03, the party hereto which set such record date shall be deemed to have initially designated the 90th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this clause (j).

ARTICLE 2
GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.01                Designation, Principal Amount and Original Issuance. There is hereby authorized a series of Securities designated as the 9.75% Senior Secured First Priority Notes due 2017 (the “Notes,” and “Note” means each note of such series), limited in aggregate initial principal amount to $350,000,000, except for Notes authenticated, executed and delivered upon registration of transfer of, in exchange for, or in lieu of, other Notes pursuant to Section 2.07, Section 2.08, Section 2.10 or Section 9.05 of the Base Indenture. The Notes, upon execution of this Fifth Supplemental Indenture, shall be executed by the Company and delivered to the U.S. Trustee for authentication, and the U.S. Trustee shall thereupon authenticate and deliver said Notes in accordance with an Officers’ Certificate.  The Notes shall be senior obligations of the Company.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Company without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise (other than issue date, issue price and, if applicable, the first interest payment date and the initial interest accrual date); provided that the Company’s ability to issue Additional Notes shall be subject to the Company’s compliance with Section 4.08.  Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture.

In authenticating and delivering Additional Notes, the U.S. Trustee shall receive and shall be fully protected in conclusively relying upon, in addition to the Opinion of Counsel and Officer’s Certificate required by Section 11.04 of the Base Indenture and the Company Order required by Section 2.03 of the Base Indenture, an Opinion of Counsel (i) as to the due authorization, execution, delivery, validity and enforceability of such Additional Notes, (ii) stating that the form and terms of such

Additional Notes have been established by a supplemental indenture and pursuant to a resolution of the Board of Directors in conformity with the provisions of this Indenture and (iii) stating that all laws and requirements in respect of the execution and delivery by the Company of such Additional Notes have been complied with.

Section 2.02                Form, Payment and Appointment.

(a)           Provisions relating to the Initial Notes, Additional Notes and any other Notes issued under this Indenture are set forth in Appendix A hereto, which is hereby incorporated in and expressly made a part of this Indenture.  The Notes and the U.S. Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture.  The Notes may have notations, legends or endorsements required by law, rules or agreements with national securities exchanges to which the Company or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company).

(b)           The Notes will be Global Securities and will initially be issued in fully registered, permanent global form without coupons (a “Global Note”), and the Depositary shall be DTC or such other depositary as any Officer of the Company may from time to time designate. Unless and until such Global Note is exchanged for Notes in registered form, Global Notes may be transferred, in whole or in part, only to the Depositary or a nominee of the Depositary, or to a successor Depositary selected or approved by the Company or to a nominee of such successor Depositary.

(c)           Installments on the Notes will be payable, the transfer of such Notes will be registrable and such Notes will be exchangeable for Notes of a like aggregate principal amount bearing identical terms and provisions at the office or agency of the Company, which shall initially be the Corporate Trust Office of the U.S. Trustee.

(d)           The Registrar and Paying Agent for the Notes shall initially be the U.S. Trustee.

(e)           The Notes shall be issuable in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Section 2.03                Listing. The Company shall not initially apply to list the Notes on any securities exchange or automated inter-dealer quotation system.

Section 2.04                Defaulted Interest.

For purposes of this Fifth Supplemental Indenture Section 2.12 of the Base Indenture is hereby amended by deleting the last sentence thereof and adding the following language at the end of such Section:

The Company shall notify the U.S. Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Company shall deposit with the U.S. Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the U.S. Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12.  The Company shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the U.S. Trustee in the name and at the expense of the Company) shall send, or cause to be sent to each Holder a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.05                Additional Amounts.

(a)           All payments made by or on behalf of the Company under or with respect to any Notes (or by or on behalf of any Guarantor under or with respect to any Guarantee of any Notes) will be made free and clear of and without withholding or deduction for or on account of any present or future Taxes, unless the Company, such Guarantor or another applicable withholding agent is required to withhold or deduct any Taxes by law or by the interpretation or administration thereof by the relevant government authority or agency.

(b)           If the Company, any Guarantor or another applicable withholding agent is so required to withhold or deduct from any payment made under or with respect to the Notes or any Guarantee any amount for or on account of any Taxes imposed under the laws of Canada or any province or territory thereof or by any taxing authority or agency therein or thereof or by or on behalf of any other jurisdiction in which the Company (or any Guarantor) is incorporated, engaged in business or resident for tax purposes or any political subdivision or taxing authority or agency therein or thereof or any jurisdiction from or through which any payment is made by or on behalf of the Company (or any Guarantor) or any political subdivision or authority or agency therein or thereof (each a “Taxing Jurisdiction”), the Company (or such Guarantor) will pay to each Holder such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Beneficial Tax Owner (including Additional Amounts) after such withholding or deduction (including with respect to any such Additional Amounts) will not be less than the amount such Beneficial Tax Owner would have received if such Taxes had not been withheld or deducted; provided, however, no Additional Amounts will be payable to a Holder with respect to:

(1)           any Canadian Taxes imposed by reason of the Holder or Beneficial Tax Owner of the Notes being, at the time of the making of the applicable payment:  (i) a Person with which the Company (or a relevant Guarantor) does not deal at arm’s length for the purposes of the Income Tax Act (Canada) or (ii) a “specified shareholder” or a Person dealing not at arm’s length with a “specified shareholder” of the Company for the purposes of subsection 18(5) of the Income Tax Act (Canada);

(2)           any Taxes imposed by reason of the Holder or Beneficial Tax Owner of the Notes being a resident, domiciliary or national of, or engaged in business or maintaining a permanent establishment in or otherwise having some present or former connection with the relevant Taxing Jurisdiction in which such Taxes are imposed otherwise than by the mere acquisition, ownership, holding or disposition of the Notes or the receipt of payments or enforcement of its rights thereunder;

(3)           any Taxes imposed by reason of the Holder’s or Beneficial Tax Owner of the Notes’ failure to comply with any certification, identification, documentation or other reporting requirements that such Holder or Beneficial Tax Owner is legally eligible to comply with if such compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Taxes; or

(4)           any combination of the above items.

The Company (or such Guarantor), if it is the applicable withholding agent, will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant taxing authority in accordance with applicable law.

(c)           Upon request, the Company (or such Guarantor), if it is the applicable withholding agent, will furnish to the U.S. Trustee, within 60 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts or other documents evidencing such payment by it.

(d)           The Company and each Guarantor will, jointly and severally, indemnify and hold harmless each Holder or Beneficial Tax Owner of the Notes and upon written request reimburse each such Holder or Beneficial Tax Owner of the Notes for the amount (excluding any Additional Amounts that have previously been paid by the Company pursuant to this Section 2.05) of:

(1)           any Taxes so levied or imposed and paid by such Holder or Beneficial Tax Owner as a result of payments made under or with respect to the Notes (or any Guarantee) to the extent that the Holder is entitled to Additional Amounts with respect thereto (or would be entitled to Additional Amounts with respect thereto if such Taxes were subject to deduction or withholding by the Company);

(2)           any liability (including penalties, interest, additions to Tax and expenses) arising therefrom or with respect thereto; and

(3)           any Taxes imposed with respect to any reimbursement under this Section 2.05(d) to the extent that the Holder is entitled to Additional Amounts with respect thereto (or would be entitled to Additional Amounts with respect thereto if such Taxes were subject to deduction or withholding by the Company) and any liability arising therefrom or with respect thereto.

(e)           Wherever in this Indenture or any Guarantee there is mentioned, in any context, the payment of principal (and premium, if any), interest, if any, redemption prices or any other amount payable under or with respect to a Note or any Guarantee, such mention will be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(f)            The Company will pay when due any present or future stamp, transfer, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise in any Taxing Jurisdiction from the initial execution, delivery or registration of the Notes or any other document or instrument relating thereto or from any payment under or in respect of, or enforcement of, the Notes or any Guarantee (“Documentary Taxes”).

(g)           The Company’s and each Guarantor’s obligation to make payments of Additional Amounts, any indemnification payment and Documentary Taxes under the terms and conditions described above will survive any termination, defeasance or discharge of this Indenture and any transfer by, a Holder or Beneficial Tax Owner of Notes.

ARTICLE 3
REDEMPTION

Section 3.01                Notes Redeemed or Repurchased in Part.  For purposes of the Notes, Section 3.06 of the Base Indenture is hereby amended by adding the below sentence at the end of such Section:

It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officers’ Certificate is required for the U.S. Trustee to authenticate such new Note.

Section 3.02                Optional Redemption.

(a)           At any time prior to December 1, 2015, the Company may redeem the Notes, in whole but not in part, upon not less than 30 nor more than 60 days’ prior written notice sent to each Holder or otherwise in accordance with the procedures of the Depositary at a redemption price equal to 100% of the aggregate principal amount of the Notes plus the Applicable Premium, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to such redemption date). Promptly after the determination thereof, the Company shall give the U.S. Trustee notice of the redemption price provided for in this Section 3.02(a), and the U.S. Trustee shall not be responsible for such calculation.

(b)           Prior to December 1, 2015, the Company may on any one or more occasions redeem up to 35% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings at a redemption price equal to 109.75% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to such redemption date); provided that (1) at least 65% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) remains outstanding after each such redemption; and (2) such redemption occurs within 90 days after the closing of such Equity Offering.

(c)           Except pursuant to clause (a) or (b) of this Section 3.02 or pursuant to Section 3.04, the Notes shall not be redeemable at the Company’s option prior to December 1, 2015.

(d)           On and after December 1, 2015, the Company may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ written notice, at the following redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest on the Notes, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to such redemption date), if redeemed during the twelve-month period beginning on December 1 of each of the years indicated below:

Year	Percentage
2015	104.875%
2016 and thereafter	100.000%

(e)           Any redemption pursuant to this Section 3.02 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Base Indenture, as amended hereby.

(f)            Any redemption notice in connection with this Section 3.02 may, at the Company’s discretion, be subject to one or more conditions precedent, including completion of an Equity Offering or other corporate transaction.

(g)           The Company or its Affiliates may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of this Indenture.

Section 3.03                Mandatory Redemption.  The Company will not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.04                Tax Redemption.

(a)           The Company may redeem the Notes, in whole but not in part, upon not less than 30 nor more than 60 days’ prior written notice sent to each Holder or otherwise in accordance with the procedures of the Depositary, at a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to such redemption date) and all Additional Amounts then due or which will become due upon redemption, if the Company determines that as a result of any change in, repeal of or amendment to any laws (or any regulations or rulings promulgated thereunder) of any applicable Taxing Jurisdiction or of any official position regarding the application or interpretation of such laws, regulations or rulings by any legislative body, court, governmental agency or regulatory authority (including by virtue of a holding, judgment or order by a court of competent jurisdiction), which change or amendment is announced and becomes effective on or after the Issue Date (or, if the applicable Taxing Jurisdiction did not become a Taxing Jurisdiction until after the Issue Date, on or after such later date), the Company has or will become obligated to pay, on the next succeeding payment date, Additional Amounts with respect to the Notes, and the Company determines that such obligation cannot be avoided by the use of reasonable measures available to it.

(b)           In the event that the Company elects to redeem the Notes pursuant to the provisions set forth in Section 3.04(a), the Company will deliver to the U.S. Trustee an Officers’ Certificate stating that it is entitled to redeem the Notes pursuant to their terms, together with an Opinion of Counsel in Canada from an independent legal counsel that is not an employee of the Company or any Subsidiary to the effect that there has been such change or amendment which would entitle the Company to redeem the Notes pursuant to this Indenture.

(c)           Any redemption pursuant to Section 3.04 shall be made pursuant to the provisions of Section 3.01 through 3.06 of the Base Indenture, as amended hereby. Any notice to redeem the Notes pursuant to this Section 3.04 shall not be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay Additional Amounts in respect of the Notes.

Section 3.05                Offers to Repurchase by Application of Excess Proceeds.

(a)           In the event that, pursuant to Section 4.09, the Company is required to commence an Asset Disposition Offer, the Company will follow the procedures specified below.

(b)           The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”).  No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will apply all Excess Proceeds to the purchase of the aggregate principal amount of Notes and, if applicable, Permitted Additional Pari Passu Obligations or Pari Passu Indebtedness (on a pro rata basis, if applicable) required to be purchased pursuant to Section 4.09 (the “Asset Disposition Offer Amount”), or, if less than the Asset Disposition Offer Amount of Notes (and, if applicable, Permitted Additional Pari Passu Obligations or Pari Passu Indebtedness) has been so validly tendered, all Notes and Permitted Additional Pari Passu Obligations or Pari Passu Indebtedness validly tendered in response to the Asset Disposition Offer.  Payment for any Notes so purchased will be made in the same manner as interest payments on the Notes are made.

(c)           If the Asset Disposition Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest up to but excluding the Asset Disposition Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date.

(d)           Upon the commencement of an Asset Disposition Offer, the Company shall send a notice (or, in the case of Global Notes, otherwise communicate in accordance with the procedures of the Depository) to each of the Holders, with a copy to the U.S. Trustee.  The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Disposition Offer.  The Asset Disposition Offer shall be made to all Holders and, if required, all holders of Permitted Additional Pari Passu Obligations or Pari Passu Indebtedness.  The notice, which shall govern the terms of the Asset Disposition Offer, shall state:

(1)           that the Asset Disposition Offer is being made pursuant to this Section 3.05 and Section 4.09 and the length of time the Asset Disposition Offer shall remain open;

(2)           the Asset Disposition Offer Amount, the purchase price, including the portion thereof representing any accrued and unpaid interest, and the Asset Disposition Purchase Date;

(3)           that any Note not properly tendered or accepted for payment shall continue to accrue interest;

(4)           that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Disposition Offer will cease to accrue interest on and after the Asset Disposition Purchase Date;

(5)           that Holders electing to have a Note purchased pursuant to an Asset Disposition Offer may elect to have Notes purchased in integral multiples of $1,000 only;

(6)           that Holders electing to have a Note purchased pursuant to any Asset Disposition Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Company, the Depositary, if applicable, or a Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Asset Disposition Purchase Date;

(7)           that Holders shall be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives at the address specified in the notice, not later than the expiration of the Asset Disposition Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder tendered for purchase and a statement that such Holder is withdrawing its tendered Notes and its election to have such Note purchased;

(8)           that, if the aggregate principal amount of Notes, Permitted Additional Pari Passu Obligations and Pari Passu Indebtedness surrendered by the holders thereof exceeds the Asset Disposition Offer Amount, then the Notes, such Permitted Additional Pari Passu Obligations and such Pari Passu Indebtedness will be purchased on a pro rata basis based on the aggregate accreted value or principal amount, as applicable, of the Notes, such Permitted Additional Pari Passu Obligations or such Pari Passu Indebtedness tendered and the selection of the Notes for purchase shall be made by the U.S. Trustee by such method as the U.S. Trustee in its sole discretion shall deem to be fair and appropriate in accordance with DTC procedures, although no Note having a principal amount of $2,000 shall be purchased in part; and

(9)           that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same Indebtedness to the extent not repurchased.

(e)           On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes, Permitted Additional Pari Passu Obligations and Pari Passu Indebtedness or portions thereof validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Permitted Additional Pari Passu Obligations or Pari Passu Indebtedness so tendered, in the case of the Notes, in integral multiples of $1,000; provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000.  The Company will deliver, or cause to be delivered, to the U.S. Trustee the Notes so accepted and an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof so accepted and that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.05.  In addition, the Company will deliver all certificates and notes required, if any, by the agreements governing the Permitted Additional Pari Passu Obligations or Pari Passu Indebtedness.

(f)            The Paying Agent or the Company, as the case may be, will promptly, but in no event later than five Business Days after termination of the Asset Disposition Offer Period, mail or deliver to each tendering Holder or holder or lender of Permitted Additional Pari Passu Obligations or Pari Passu Indebtedness, as the case may be, an amount equal to the purchase price of the Notes, Permitted Additional Pari Passu Obligations or Pari Passu Indebtedness so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the U.S. Trustee, upon delivery of an Company Order from the Company, will authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officers’ Certificate will be required for the U.S. Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.  In addition, the Company will take any and all other actions required by the agreements governing the Permitted Additional Pari Passu Obligations or Pari Passu Indebtedness.  Any Note not so accepted will be promptly mailed or delivered by the Company to the Holder thereof.  The Company will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

Other than as specifically provided in this Section 3.05 or Section 4.09, any purchase pursuant to this Section 3.05 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06 of the Base Indenture, as amended hereby.

Section 3.06                Offers to Repurchase by Application of Excess Loss Proceeds.

(a)           In the event that, pursuant to Section 4.22, the Company is required to commence an Event of Loss Offer, the Company will follow the procedures specified below.

(b)           The Event of Loss Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Event of Loss Offer Period”).  No later than five Business Days after the termination of the Event of Loss Offer Period (the “Event of Loss Purchase Date”), the Company will apply all Excess Loss Proceeds to the purchase of the aggregate principal amount of Notes and, if applicable, Permitted Additional Pari Passu Obligations or Pari Passu Indebtedness (on a pro rata basis, if applicable) required to be purchased pursuant to Section 4.22 (the “Event of Loss Offer Amount”), or, if less than the Event of Loss Offer Amount of Notes (and, if applicable, Permitted Additional Pari Passu Obligations or Pari Passu Indebtedness) has been so validly tendered, all Notes and Permitted Additional Pari Passu Obligations or Pari Passu Indebtedness validly tendered in response to the Event of Loss Offer.  Payment for any Notes so purchased will be made in the same manner as interest payments on the Notes are made.

(c)           If the Event of Loss Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest up to but excluding the Event of Loss Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date.

(d)           Upon the commencement of an Event of Loss Offer, the Company shall send a notice (or, in the case of Global Notes, otherwise communicate in accordance with the procedures of the Depository) to each of the Holders, with a copy to the U.S. Trustee.  The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Event of Loss Offer.  The Event of Loss Offer shall be made to all Holders and, if required, all holders of Permitted Additional Pari Passu Obligations or Pari Passu Indebtedness.  The notice, which shall govern the terms of the Event of Loss Offer, shall state:

(1)           that the Event of Loss Offer is being made pursuant to this Section 3.06 and Section 4.22 and the length of time the Event of Loss Offer shall remain open;

(2)           the Event of Loss Offer Amount, the purchase price, including the portion thereof representing any accrued and unpaid interest, and the Event of Loss Purchase Date;

(3)           that any Note not properly tendered or accepted for payment shall continue to accrue interest;

(4)           that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Event of Loss Offer will cease to accrue interest on and after the Event of Loss Purchase Date;

(5)           that Holders electing to have a Note purchased pursuant to an Event of Loss Offer may elect to have Notes purchased in integral multiples of $1,000 only;

(6)           that Holders electing to have a Note purchased pursuant to any Event of Loss Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Company, the Depositary, if applicable, or a Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Event of Loss Purchase Date;

(7)           that Holders shall be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives at the address specified in the notice, not later than the expiration of the Event of Loss Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder tendered for purchase and a statement that such Holder is withdrawing its tendered Notes and its election to have such Note purchased;

(8)           that, if the aggregate principal amount of Notes, Permitted Additional Pari Passu Obligations and Pari Passu Indebtedness surrendered by the holders thereof exceeds the Event of Loss Offer Amount, then the Notes, such Permitted Additional Pari Passu Obligations and such Pari Passu Indebtedness will be purchased on a pro rata basis based on the aggregate accreted value or principal amount, as applicable, of the Notes, such Permitted Additional Pari Passu Obligations or such Pari Passu Indebtedness tendered and the selection of the Notes for purchase shall be made by the U.S. Trustee by such method as the U.S. Trustee in its sole discretion shall deem to be fair and appropriate, although no Note having a principal amount of $2,000 shall be purchased in part; and

(9)           that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same Indebtedness to the extent not repurchased.

(e)           On or before the Event of Loss Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Event of Loss Offer Amount of Notes, Permitted Additional Pari Passu Obligations and Pari Passu Indebtedness or portions thereof validly tendered and not properly withdrawn pursuant to the Event of Loss Offer, or if less than the Event of Loss Offer Amount has been validly tendered and not properly withdrawn, all Notes and Permitted Additional Pari Passu Obligations or Pari Passu Indebtedness so tendered, in the case of the Notes, in integral multiples of $1,000; provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000.  The Company will deliver, or cause to be delivered, to the U.S. Trustee the Notes so accepted and an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof so accepted and that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.06.  In addition, the Company will deliver all certificates and notes required, if any, by the agreements governing the Permitted Additional Pari Passu Obligations or Pari Passu Indebtedness.

(f)            The Paying Agent or the Company, as the case may be, will promptly, but in no event later than five Business Days after termination of the Event of Loss Offer Period, mail or deliver to each tendering Holder or holder or lender of Permitted Additional Pari Passu Obligations or Pari Passu Indebtedness, as the case may be, an amount equal to the purchase price of the Notes, Permitted Additional Pari Passu Obligations or Pari Passu Indebtedness so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the U.S. Trustee, upon delivery of an Company Order from the Company, will authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officers’ Certificate will be required for the U.S. Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.  In addition, the Company will take any and all other actions required by the agreements governing the Permitted Additional Pari Passu Obligations or Pari Passu Indebtedness.  Any Note not so accepted will be promptly mailed or delivered by the Company to the Holder thereof.  The Company will publicly announce the results of the Event of Loss Offer on the Event of Loss Purchase Date.

Other than as specifically provided in this Section 3.06 or Section 4.22, any purchase pursuant to this Section 3.06 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06 of the Base Indenture, as amended hereby.

ARTICLE 4
COVENANTS

Section 4.01                Maintenance of Office or Agency.  The Company shall maintain an office or agency (which may be an office of the U.S. Trustee or an affiliate of the U.S. Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company and the Guarantors in respect of the Notes and this Indenture may be served.  The Company shall give prompt written notice to the U.S. Trustee of the location, and any change in the location, of such office or agency.  If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the U.S. Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the U.S. Trustee.

The Company may also from time to time designate additional offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations.  The Company shall give prompt written notice to the U.S. Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the U.S. Trustee as one such office or agency of the Company in accordance with Section 2.04 of the Base Indenture.

Section 4.02                Reports and Other Information.  Section 4.02 of the Base Indenture shall not apply to, and have no force and effect with respect to, the Notes and any reference to Section 4.02 of the Base Indenture shall be superseded by and references thereto shall be deemed to refer to this Section 4.02 of this Fifth Supplemental Indenture.

(a)           Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company will file with the SEC within the time periods set forth below:

(1)           within 90 days after the end of each fiscal year, all financial information that would be required to be contained in an annual report on Form 10-K, or any successor or comparable form, filed with the SEC, including a “Management’s discussion and analysis of financial condition and results of operations” section and a report on the annual financial statements by the Company’s independent registered public accounting firm;

(2)           within 45 days after the end of each of the first three fiscal quarters of each fiscal year, all financial information that would be required to be contained in a quarterly report on Form 10-Q, or any successor or comparable form, filed with the SEC, including a “Management’s discussion and analysis of financial condition and results of operations” section;

(3)           within the applicable number of days specified in the SEC’s rules and regulations, all current reports that would be required to be filed with the SEC on Form 8-K, or any successor or comparable form, if the Company were required to file such reports; and

(4)           any other information, documents and other reports that the Company would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act, within the time periods specified therein or in the relevant form, in each case in a manner that complies in all material respects with the requirements specified in such form.

(b)           Notwithstanding the foregoing, the Company will not be obligated to file such reports with the SEC if the SEC does not permit such filing, so long as the Company provides such information to the U.S. Trustee and the Holders of the Notes and makes available such information to prospective purchasers of the Notes, in each case at the Company’s expense and by the applicable date the Company would be required to file such information pursuant to Section 4.02(a). The requirements set forth in this Section 4.02(b) may be satisfied by delivering such information to the U.S. Trustee and posting copies of such information on a website (which may be nonpublic and may be maintained by the Company or a third party) to which access will be given to Holders and prospective purchasers of the Notes. The U.S. Trustee shall have no responsibility whatsoever to determine if such information has been posted on the website. The Company also shall comply with the other provisions of Section 314(a) of the TIA. Delivery of such reports, information and documents to the U.S. Trustee hereunder is for informational purposes only and the U.S. Trustee’s receipt of such does not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants (as to which the U.S. Trustee is entitled to rely exclusively on an Officers’ Certificate).

(c)           In addition, promptly after the date the quarterly and annual financial information for the prior fiscal period have been furnished pursuant to Section 4.02(a) or Section 4.02(b), the Company shall also hold live quarterly conference calls with the opportunity to ask questions of management. The Company shall issue a press release to the appropriate U.S. wire services announcing such quarterly conference call for the benefit of the Trustees, the Holders, beneficial owners of the Notes, prospective purchasers of the Notes securities analysts and market making financial institutions, which press release shall contain the time and the date of such conference call and direct the recipients thereof to contact an individual at the Company (for whom contact information shall be provided in such notice) to obtain information on how to access such quarterly conference call.

(d)           If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the annual and quarterly financial information required by this Section 4.02 shall include a reasonably detailed presentation, as determined in good faith by Senior Management of the Company, either on the face of the financial statements or in the footnotes to the financial statements and in the “Management’s discussion and analysis of financial condition and results of operations” section, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

(e)           In the event that any direct or indirect parent company of the Company becomes a Guarantor of the Notes, the Company may satisfy its obligations under this covenant to provide consolidated financial information of the Company by furnishing consolidated financial information relating to such parent; provided that (1) such financial statements are accompanied by consolidating financial information for such parent, the Company, the Restricted Subsidiaries that are Guarantors and the Non-Guarantor Restricted Subsidiaries in the manner prescribed by the SEC and (2) such parent is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the Capital Stock of the Company.

(f)            Notwithstanding the foregoing, in the event that the Company qualifies to report under the U.S./Canadian multijurisdictional disclosure system, such annual reports and such information, documents and other reports will be deemed to refer to those reports required of a Canadian company eligible to use Canadian continuous disclosure filings to satisfy its reporting requirements under such system; provided, that notwithstanding anything to the contrary permitted by such U.S./Canadian multijurisdictional disclosure system, now or in the future, the reports required of a Canadian company under such system will be deemed to include (1) a reconciliation of such annual reports and such information, documents and other reports to accounting principles generally accepted in the United States, (2) a quarterly balance sheet and (3) a quarterly or annual, as the case may be, management’s discussion and analysis of financial condition and results of operations substantially in the form that would be required by a U.S. Person subject to this Section 4.02.

Section 4.03                Compliance Certificate.

(a)           Solely for purposes of the Notes, Section 4.03 of the Base Indenture is hereby amended to replace the phrase “120 days” appearing therein with the phrase “90 days.”  In addition, solely for purposes of the Notes, Section 4.03 of the Base Indenture is hereby amended by adding the following paragraph (b) thereto:

(b)           When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Company or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Company shall promptly (which shall be no more than 10 Business Days following the date on which the Company becomes aware of such Default, receives such notice or becomes aware of such action, as applicable) send to the U.S. Trustee an Officers’ Certificate specifying such event, its status and what action the Company is taking or proposes to take with respect thereto.

Section 4.04                Taxes.  The Company shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 4.05                [Reserved].

Section 4.06                Limitation on Restricted Payments.

(a)           The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1)           declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its or any of its Restricted Subsidiaries’ Capital Stock (including any payment in connection with any merger, amalgamation or consolidation involving the Company or any of its Restricted Subsidiaries) other than:

(x)           dividends or distributions payable solely in Capital Stock of the Company (other than Disqualified Stock); and

(y)           dividends or distributions by a Restricted Subsidiary, so long as, in the case of any dividend or distribution payable on or in respect of any Capital Stock issued by a Restricted Subsidiary that is not a Wholly Owned Subsidiary, the Company or the Restricted Subsidiary holding such Capital Stock receives at least its pro rata share of such dividend or distribution;

(2)           purchase, redeem, retire or otherwise acquire for value, including in connection with any merger, amalgamation or consolidation, any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(3)           make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled repayment, scheduled sinking fund payment or scheduled maturity, any Subordinated Obligations or Guarantor Subordinated Obligations, other than:

(x)           Indebtedness of the Company owing to and held by any Subsidiary Guarantor or Indebtedness of a Subsidiary Guarantor owing to and held by the Company or any other Subsidiary Guarantor permitted under clause (5) of Section 4.08(b) or

(y)           the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations of any Subsidiary Guarantor purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement; or

(4)           make any Restricted Investment

(all such payments and other actions referred to in clauses (1) through (4) (other than any exception thereto) shall be referred to as a “Restricted Payment”), unless, at the time of and after giving effect to such Restricted Payment:

(A)          no Default shall have occurred and be continuing (or would result therefrom);

(B)          immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under Section 4.08(a); and

(C)          the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date (excluding Restricted Payments made pursuant to clauses (1), (2), (3), (7), (8), (9), (12), (13), (14) and (15) of Section 4.06(b)) would not exceed the sum of (without duplication):

(i)            50% of Consolidated Net Income for the period (treated as one accounting period) from the Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are available (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit); plus

(ii)           100% of the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date, other than:

(x)           Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination; and

(y)           Net Cash Proceeds received by the Company from the issue and sale of its Capital Stock or capital contributions to the extent applied to redeem Notes in compliance with Section 3.02(b); plus

(iii)          the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s consolidated balance sheet upon the conversion or exchange (other than debt held by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Company upon such conversion or exchange); plus

(iv)          the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

(x)           repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary (other than for reimbursement of tax payments); or

(y)           the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries or the merger, amalgamation or consolidation of an Unrestricted Subsidiary with and into the Company or any of its Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income.

(b)           The provisions of Section 4.06(a) will not prohibit:

(1)           any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (C)(ii) of Section 4.06(a);

(2)           any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations of a Subsidiary Guarantor, so long as such refinancing Subordinated Obligations or Guarantor Subordinated Obligations are permitted to be Incurred pursuant to Section 4.08 and constitute Refinancing Indebtedness;

(3)           any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, so long as such refinancing Disqualified Stock is permitted to be Incurred pursuant to Section 4.08 and constitutes Refinancing Indebtedness;

(4)           the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (A) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to Section 4.13 or (B) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to Section 4.09; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer;

(5)           any purchase or redemption of Subordinated Obligations or Guarantor Subordinated Obligations from Net Available Cash to the extent permitted under Section 4.09;

(6)           dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision;

(7)           the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock or equity appreciation rights of the Company or any direct or indirect parent of the Company held by any existing or former employees or management of the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees approved by the Board of Directors of the Company; provided that such Capital Stock or equity appreciation rights were received for services related to, or for the benefit of, the Company and its Restricted Subsidiaries; and provided, further, that such redemptions or repurchases pursuant to this clause will not exceed $5.0 million in the aggregate during any calendar year, although such amount in any calendar year may be increased by an amount not to exceed:

(a)           the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Capital Stock of any of the Company’s direct or indirect parent companies, in each case to existing or former employees or members of management of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the Net Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments (provided that the Net Cash Proceeds from such sales or contributions will be excluded from clause (C)(ii) of Section 4.06(a)); plus

(b)           the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date; less

(c)           the amount of any Restricted Payments previously made with the Net Cash Proceeds described in clauses (a) and (b) of this clause (7);

(8)           the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of this Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense”;

(9)           repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants, other rights to purchase Capital Stock or other convertible or exchangeable securities if such Capital Stock represents a portion of the exercise price thereof, or cash payments, in lieu of issuance of fractional shares, in connection with the exercise of stock options, warrants, other rights to purchase Capital Stock or other convertible or exchangeable securities;

(10)         the declaration and payment of quarterly dividends on all classes of the Company’s Common Stock in an amount not to exceed $15.0 million in the aggregate for any fiscal year; provided that at the time of determination of such dividend, (a) the Company is able to Incur at least an additional $1.00 of Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in Section 4.08(a) and (b) no Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(11)         any payment of cash by the Company or any Subsidiary issuer to a holder of Convertible Notes upon conversion or exchange of such Convertible Notes, and entry into or any payment in connection with any termination of any Permitted Bond Hedge or any Permitted Warrant;

(12)         the declaration and payment of cash dividends, distributions, loans or other transfers by the Company to New Parent in amounts required for New Parent to pay, in each case without duplication:

(A)          consolidated, combined, unitary or similar foreign, federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Company and its Restricted Subsidiaries and, to the extent of the amount actually received from the Company’s Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Company and its Restricted Subsidiaries (and, to the extent described above, its Unrestricted Subsidiaries) would have been required to pay in respect of such foreign, federal, state and/or local taxes for such fiscal year were the Company, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) required to pay such taxes separately from any such parent entity;

(B)          fees and expenses (including franchise or similar taxes) required to maintain the corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Company, if applicable, and general corporate overhead expenses of any direct or indirect parent of the Company, in each case to the extent such fees and expenses are attributable to the ownership or operation of the Company, if applicable, and its Restricted Subsidiaries; provided that for so long as such direct or indirect parent owns no assets other than the Capital Stock in the Company or another direct or indirect parent of the Company, such fees and expenses shall be deemed for purposes of this clause (12) to be so attributable to such ownership or operation;

(13)         cash payments made in respect of any warrants of the Company or any Restricted Subsidiary, which warrants and cash payments are consideration for any Investment made pursuant to clause (2) of the definition of “Permitted Investment”;

(14)         payments or distributions to holders of the Capital Stock of the Company pursuant to appraisal rights required under applicable law in connection with any merger, amalgamation, consolidation or sale, assignment, conveyance, transfer, lease or other disposition of assets that complies with Section 5.01, which payments are consideration for any Investment made pursuant to clause (2) of the definition of “Permitted Investment”; and

(15)         other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (15) (as reduced by the amount of capital returned from any such Restricted Payments that constituted Restricted Investments in the form of cash and Cash Equivalents (exclusive of items reflected in Consolidated Net Income)) not to exceed $15.0 million;

provided, however, that at the time of and after giving effect to, any Restricted Payment permitted under clauses (5), (7), (8), (10) and (15), no Default shall have occurred and be continuing or would occur as a consequence thereof.

(c)           The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of such Restricted Payment of the assets or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment; provided that such determination of Fair Market Value shall be based upon an opinion or appraisal issued by an Independent Financial Advisor if such Fair Market Value is estimated in good faith by the Board of Directors of the Company or an authorized committee thereof to exceed $50.0 million.  The amount of all Restricted Payments paid in cash shall be its face amount.  Not later than the date of making any Restricted Payment, the Company shall deliver to the U.S. Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 4.06 were computed, together with a copy of any fairness opinion or appraisal required by this Indenture.

(d)           The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.”  For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the definition of “Investment.”  Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of “Unrestricted Subsidiary.” Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Indenture.

Section 4.07                Limitation on Restrictions on Distributions From Restricted Subsidiaries.

(a)           The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1)                                 pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2)                                 make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3)                                 sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).

(b)                                 The preceding provisions will not prohibit encumbrances or restrictions existing under or by reason of:

(1)                                 contractual encumbrances or restrictions pursuant to the Existing Notes and related documentation and other agreements or instruments in effect at or entered into on the Issue Date;

(2)                                 this Indenture, the Notes and the Note Guarantees;

(3)                                 any agreement or other instrument of a Person acquired by the Company or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired (including after-acquired property);

(4)                                 any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to in clauses (1), (2) or (3) of this Section 4.07(b) or this clause (4); provided, however, that such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive than the encumbrances and restrictions contained the agreements referred to in clauses (1), (2) or (3) of this Section 4.07(b) on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged or amalgamated  into a Restricted Subsidiary, whichever is applicable;

(5)                                 in the case of clause (3) of Section 4.07(a), Liens permitted to be Incurred under Section 4.11 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(6)                                 purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations permitted under this Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of Section 4.07(a) on the property so acquired;

(7)                                 contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or a portion of the Capital Stock or assets of such Subsidiary;

(8)                                 restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9)                                 any customary provisions in joint venture agreements relating to joint ventures that are not Restricted Subsidiaries and other similar agreements entered into in the ordinary course of business;

(10)                          any customary provisions in leases, subleases or licenses and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(11)                          encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order; and

(12)                          (A) other Indebtedness Incurred or Preferred Stock issued by a Subsidiary Guarantor in accordance with Section 4.08, that, in the good faith judgment of the Board of Directors of the Company, are not more restrictive, taken as a whole, than those restrictions applicable to the Company in this Indenture on the Issue Date (which results in encumbrances or restrictions at a Restricted Subsidiary level comparable to those applicable to the Company) or (B) other Indebtedness Incurred or Preferred Stock issued by a Non-Guarantor Restricted Subsidiary, in each case permitted to be Incurred subsequent to the Issue Date under Section 4.08; provided that with respect to clause (B), such encumbrances or restrictions will not materially affect the Company’s ability to make anticipated principal and interest payments on the Notes (in the good faith judgment of the Board of Directors of the Company).

Section 4.08                                                Limitation on Indebtedness.

(a)                                 The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and the Subsidiary Guarantors may Incur Indebtedness if on the date thereof and after giving effect thereto on a pro forma basis:

(1)                                 the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.00 to 1.00; and

(2)                                 no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or entering into the transactions relating to such Incurrence.

(b)                                 The provisions of Section 4.08(a) will not prohibit the Incurrence of the following Indebtedness:

(1)                                 Indebtedness of the Company or any Subsidiary Guarantor in an aggregate principal amount not to exceed $50.0 million in the aggregate together with any Additional Notes Incurred pursuant to clause (2) below, which may be Incurred under a Revolving Credit Facility and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof);

(2)                                 Indebtedness represented by the Notes issued on the Issue Date and Additional Notes in an aggregate principal amount not to exceed $50.0 million in the aggregate together with any Indebtedness Incurred under a Revolving Credit Facility pursuant to clause (1) above (including any Note Guarantee);

(3)                                 Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1), (2), (4), (5), (7), (9), (10), (11) and (12) of this Section 4.08(b));

(4)                                 Guarantees by (a) the Company or Subsidiary Guarantors of Indebtedness permitted to be Incurred by the Company or a Subsidiary Guarantor in accordance with the provisions of this Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes or the Note Guarantee, as the case may be, (b) Non-Guarantor Restricted Subsidiaries of Indebtedness Incurred by Non-Guarantor Restricted Subsidiaries in accordance with the provisions of this Indenture and (c) the Company or any Restricted Subsidiary of Indebtedness Incurred by an Unrestricted Subsidiary; provided, that, in the case of Guarantees under this clause (c), such Guarantee is permitted as an Investment pursuant to Section 4.06(b) or the definition of “Permitted Investments”;

(5)                                 Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary; provided, however,

(a)                                 if the Company is the obligor on Indebtedness owing to a Non-Guarantor Restricted Subsidiary, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

(b)                                 if a Subsidiary Guarantor is the obligor on such Indebtedness and a Non-Guarantor Restricted Subsidiary is the obligee, such Indebtedness is expressly subordinated in right of payment to the Note Guarantee of such Subsidiary Guarantor; and

(c)                                  (i)  any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(ii)                                  any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company shall be deemed, in each case under this clause (5)(c), to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

(6)                                 Indebtedness of (a) any Person Incurred and outstanding on the date on which such Person became a Restricted Subsidiary or was acquired by, or merged or amalgamated into, the Company or any Restricted Subsidiary or (b) such Persons or the Company or any Restricted Subsidiary Incurred (x) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or (y) otherwise in connection with, or in contemplation of, such acquisition; provided, however, in each case set forth in clause (a) or (b), that at the time such Person is acquired or such Indebtedness was Incurred, either

(A)                               the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the Incurrence of such Indebtedness pursuant to this clause (6); or

(B)                               the Consolidated Coverage Ratio of the Company and its Restricted Subsidiaries would have been higher than such ratio immediately prior to such acquisition, merger or amalgamation and such ratio would have been at least 1.75 to 1.00, in each case after giving effect to the Incurrence of such Indebtedness pursuant to this clause (6);

(7)                                 Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes);

(8)                                 Indebtedness (including Capitalized Lease Obligations) of the Company or a Restricted Subsidiary Incurred to finance the purchase, lease, construction or improvement of any property, plant or equipment used or to be used in the business of the Company or such Restricted Subsidiary through the direct purchase of such property, plant or equipment, and any Indebtedness of a Restricted Subsidiary which serves to refund or refinance any Indebtedness Incurred pursuant to this clause (8), in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (8) and then outstanding, will not exceed the greater of (a) $75.0 million and (b) 3.0% of Total Tangible Assets at any time outstanding;

(9)                                 Indebtedness (including Capitalized Lease Obligations) Incurred pursuant to the Caterpillar Equipment Financing Agreement and other Indebtedness of the type described in clause (8) above, which, together with Indebtedness outstanding under the Caterpillar Equipment Financing Agreement, does not exceed the aggregate principal amount of Indebtedness permitted to be Incurred under the Caterpillar Equipment Financing Agreement on the Issue Date;

(10)                          Indebtedness Incurred by the Company or its Restricted Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability or other insurance, self-insurance obligations, performance, bid, surety, appeal, reclamation, remediation and similar bonds, letters of credit and completion Guarantees (not for borrowed money) provided in the ordinary course of business;

(11)                          Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business or assets of the Company or any business, assets or Capital Stock of a Restricted Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that:

(a)                                 the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition; and

(b)                                 such Indebtedness is not reflected on the balance sheet of the Company or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (11));

(12)                          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

(13)                          Indebtedness consisting of unpaid insurance premiums owed to any Person providing property, casualty, liability or other insurance to the Company or any Restricted Subsidiary in any fiscal year, pursuant to reimbursement or indemnification obligations to such Person; provided that such Indebtedness is incurred only to defer the cost of such unpaid insurance premiums for such fiscal year and is outstanding only during such fiscal year;

(14)                          Indebtedness of the Company, to the extent the net proceeds thereof are substantially concurrently (a) used to purchase Notes tendered in connection with a Change of Control Offer or (b) deposited to defease the Notes pursuant to Article 8 of the Base Indenture  or Article 11, each as amended hereby;

(15)                          the Incurrence or issuance by the Company or any of its Restricted Subsidiaries of Refinancing Indebtedness that serves to refund or refinance any Indebtedness Incurred as permitted under Section 4.08(a) and clauses (2), (3), (6) and this clause (15) of this Section 4.08(b), or any Indebtedness issued to so refund or refinance such Indebtedness, including additional Indebtedness Incurred to pay premiums (including reasonable, as determined in good faith by the Company, tender premiums), defeasance costs, accrued interest and fees and expenses in connection therewith; and

(16)                          in addition to the items referred to in clauses (1) through (15) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (16) and then outstanding, will not exceed the greater of (x) $100.0 million and (y) 4.0% of Total Tangible Assets at any time outstanding.

(c)                                  The Company will not Incur any Indebtedness under Section 4.08(b) if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Company unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations.  No Subsidiary Guarantor will Incur any Indebtedness under Section 4.08(b) if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such Subsidiary Guarantor unless such Indebtedness will be subordinated to the obligations of such Subsidiary Guarantor under its Note Guarantee to at least the same extent as such Guarantor Subordinated Obligations.  No Restricted Subsidiary (other than a Subsidiary Guarantor) may Incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Company or a Subsidiary Guarantor.

(d)                                 For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 4.08:

(1)                                 in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 4.08(b), the Company, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and may later classify such item of Indebtedness in any manner that complies with Section 4.08(b) and only be required to include the amount and type of such Indebtedness in one of such clauses under Section 4.08(b);

(2)                                 Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(3)                                 if obligations in respect of letters of credit are Incurred pursuant to a Revolving Credit Facility and are being treated as Incurred pursuant to clause (1) of Section 4.08(b) and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(4)                                 the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Non-Guarantor Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(5)                                 Indebtedness permitted by this Section 4.08 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.08 permitting such Indebtedness;

(6)                                 the principal amount of any Indebtedness outstanding in connection with a securitization transaction or series of securitization transactions is the amount of obligations outstanding under the legal documents entered into as part of such transaction that would be characterized as principal if such transaction were structured as a secured lending transaction rather than as a purchase relating to such transaction; and

(7)                                 the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the amortization of debt discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.08.  The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable in kind and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

In addition, the Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt, except to the extent permitted under clause (4)(c) of Section 4.08(b). If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 4.08, the Company shall be in Default of this Section 4.08).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S.

dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.  Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.  The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.09                                                Asset Dispositions.

(a)                                 The Company will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist any Asset Disposition unless:

(1)                                 the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Disposition) of the shares and assets subject to such Asset Disposition;

(2)                                 at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents;

(3)                                 if such Asset Disposition involves the disposition of Collateral, (i) the Company (or the Restricted Subsidiary, as the case may be) will comply with the provisions of this Indenture and the Security Documents with respect to such disposed Collateral and (ii) if the consideration received by the Company (or the Restricted Subsidiary, as the case may be) is in the form of assets pursuant to clause (2) above, the Company shall, or cause such Restricted Subsidiary to, take such action as may be reasonably necessary to cause such assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in this Indenture and the Security Documents; and

(4)                                 an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be, within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, as follows:

(A)                               to permanently reduce (and permanently reduce commitments with respect thereto):  Secured Indebtedness of the Company (other than any Disqualified Stock or Subordinated Obligations) or Secured Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Obligations), in each case other than Indebtedness owed to the Company or an Affiliate of the Company;

(B)                               to the extent such Net Cash Proceeds resulted from an Asset Disposition consisting of property or other assets that were not Collateral, to permanently reduce obligations under other Indebtedness of the Company (other than any Disqualified Stock or Subordinated Obligations) or Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Obligations), in each case other than Indebtedness owed to the Company or an Affiliate of the Company; provided that in the case of both clause (A) above and this clause (B) the Company shall equally and ratably reduce Obligations under the Notes as provided under Section 3.02 through open market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth in Section 3.05 and this Section 4.09 for an Asset Disposition Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest on the amount of Notes that would otherwise be prepaid;

(C)                               to invest in Additional Assets; or

(D)                               a combination of prepayments and investments permitted by the foregoing clauses (A) through (C);

notwithstanding the foregoing with respect to any Asset Disposition consisting of any substantial portion of our Mt. Milligan mine and operations (other than an Asset Disposition consisting solely of a Deferred Revenue Financing Arrangement) no such Asset Disposition shall be permitted unless (i) the Net Available Cash resulting therefrom (together with other sources of cash then available to the Company) shall be sufficient to repay the Notes (including any Additional Notes) in their entirety and (ii) the Company or the applicable Restricted Subsidiary, as the case may be, within 30 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash shall make an offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest on the amount of Notes that would otherwise be prepaid.

provided that pending the final application of any such Net Available Cash in accordance with clause (A), (B), (C) or (D) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness (including under a Revolving Credit Facility) or otherwise invest such Net Available Cash in any manner not prohibited by this Indenture (provided that once the aggregate Net Available Cash from Asset Sales since the Issue Date exceeds $50.0 million, for so long as such Net Available Cash is retained by the Company or any Restricted Subsidiary such cash shall be maintained in a deposit account that is subject to a perfected first priority security interest in favor of the Collateral Agents for the benefit of the Holders of the Notes); provided, further, that in the case of clause (3)(C) above, a binding commitment to invest in Additional Assets shall be treated as a permitted application of the Net Available Cash from the date of such commitment so long as the Company or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Available Cash will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Available Cash is applied in connection therewith, the Company or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided, however, that if a Second Commitment is later cancelled or terminated for any reason before such Net Available Cash is applied, then such Net Available Cash shall constitute Excess Proceeds.

(5)                                 For the purposes of clause (2) above and for no other purpose, the following will be deemed to be cash:

(A)                               any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary

(other than liabilities that are by their terms subordinated to the Notes or the Note Guarantees) that are assumed by the transferee of any such assets and from which the Company and all Restricted Subsidiaries have been validly released by all creditors in writing;

(B)                               any securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Disposition;

(C)                               any Designated Non-cash Consideration received by the Company or any Restricted Subsidiary in such Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of $50.0 million and 2.0% of Total Tangible Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(b)                                 Any Net Available Cash from Asset Dispositions that is not applied or invested as provided in Section 4.09(a) shall be deemed to constitute “Excess Proceeds.”  On the 366th day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company shall make an offer (“Asset Disposition Offer”) to all Holders and (x) in the case of Net Available Cash from Collateral, to the holders of any other Permitted Additional Pari Passu Obligations containing provisions similar to those set forth in this Indenture with respect to asset sales or (y) in the case of any other Net Available Cash, to the extent required by the terms of outstanding Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness, to purchase the maximum aggregate principal amount of Notes and any such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds, in each case, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), in accordance with the procedures set forth in Section 3.05 or the agreements governing the Pari Passu Indebtedness, as applicable, in each case in denominations of $2,000 and larger integral multiples of $1,000 in excess thereof.  The Company shall commence an Asset Disposition Offer with respect to Excess Proceeds by sending (or otherwise communicating in accordance with the procedures of DTC) the notice required by Section 3.05, with a copy to the U.S. Trustee.

To the extent that the aggregate amount of Notes and Pari Passu Indebtedness validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in this Indenture.  If the aggregate principal amount of Notes surrendered by Holders thereof and other Permitted Additional Pari Passu Obligations (in the case of Net Available Cash from Collateral) and other Pari Passu Indebtedness (in the case of any other Net Available Cash) surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the U.S. Trustee shall select the Notes and the Company shall select the Permitted Additional Pari Passu Obligations or Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate accreted value or principal amount of tendered Notes and Pari Passu Indebtedness.  Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

(c)                                  The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of

Notes pursuant to an Asset Disposition Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue of any conflict.

Section 4.10                                                Transactions with Affiliates.

(a)                                 The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or asset or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate consideration in excess of $5.0 million, unless:

(1)                                 the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could have been obtained by the Company  or such Restricted Subsidiary in a comparable transaction at the time of such transaction in arms’ length dealings with a Person that is not an Affiliate;

(2)                                 in the event such Affiliate Transaction involves an aggregate consideration in excess of $10.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board of Directors having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and

(3)                                 in the event such Affiliate Transaction involves an aggregate consideration in excess of $50.0 million, the Company has received a written opinion from an Independent Financial Advisor that such Affiliate Transaction is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at the time of such transaction in arms’ length dealings with a Person that is not an Affiliate.

(b)                                 Section 4.10(a) will not apply to:

(1)                                 any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries and any Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with Section 4.08;

(2)                                 any Restricted Payment permitted to be made pursuant to Section 4.06 and the definition of “Permitted Investments”;

(3)                                 any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or as the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of Officers and employees approved by the Board of Directors of the Company;

(4)                                 the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, directors of the Company or any Restricted Subsidiary;

(5)                                 loans or advances to employees, Officers or directors of the Company or any Restricted Subsidiary in the ordinary course of business, in an aggregate amount not in excess of $2.0 million at any time outstanding (without giving effect to the forgiveness of any such loan);

(6)                                 any agreement as in effect as of the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal is not more disadvantageous to the Holders in any material respect in the good faith judgment of the Board of Directors of the Company, when taken as a whole, than the terms of the agreements in effect on the Issue Date;

(7)                                 any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged or amalgamated into the Company or a Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such acquisition, merger or amalgamation, and any amendment thereto (so long as any such amendment is not disadvantageous to the Holders in the good faith judgment of the Board of Directors of the Company, when taken as a whole, as compared to the applicable agreement as in effect on the date of such acquisition, merger or amalgamation);

(8)                                 transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of this Indenture; provided that in the reasonable determination of the members of the Board of Directors or Senior Management of the Company, such transactions are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained at the time of such transactions in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(9)                                 any issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Company and the granting of registration and other customary rights in connection therewith; and

(10)                          transactions in which the Company or any Restricted Subsidiary delivers to the U.S. Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable than those that might reasonably have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at such time on an arms’ length basis from a Person that is not an Affiliate.

Section 4.11                                                Limitations on Liens.  The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to the Collateral except Permitted Liens.  Subject to the immediately preceding sentence, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Subsidiaries), or income or profits therefrom, or assign or convey any right to receive income therefrom other than Collateral, whether owned on the Issue Date or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens:

(1)                                 in the case of Liens securing Subordinated Obligations or Guarantor Subordinated Obligations, the Notes and related Note Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2)                                 in all other cases, the Notes and related Note Guarantees are equally and ratably secured or are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens.

Any Lien created for the benefit of Holders pursuant to this Section 4.11 shall be automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.

Section 4.12                                                Corporate Existence.  Subject to Article 5, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (1) its corporate existence and the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary and (2) the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership, limited liability company or other existence of any of its Restricted Subsidiaries, if the Company in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole.

Section 4.13                                                Offer to Repurchase Upon a Change of Control.

(a)                                 If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes pursuant to Section 3.03 of the Base Indenture and Section 3.02 or 3.04, the Company will make an offer to purchase all of the Notes (the “Change of Control Offer”) at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”) (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to the Change of Control Payment Date).  Within 30 days following any Change of Control, unless the Company has exercised its right to redeem all of the Notes pursuant to Section 3.03 of the Base Indenture and Section 3.02 or 3.04, the Company will send a notice of such Change of Control Offer to each Holder or otherwise give notice in accordance with the applicable procedures of DTC, with a copy to the U.S. Trustee, stating:

(1)                                 that a Change of Control Offer is being made pursuant to this Section 4.13 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for purchase by the Company at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to the Change of Control Payment Date;

(2)                                 the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is sent) (the “Change of Control Payment Date”);

(3)                                 that Notes must be tendered in multiples of $1,000, and any Note not properly tendered will remain outstanding and continue to accrue interest;

(4)                                 that, unless the Company defaults in the payment of the Change of Control Payment, any Note accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on and after the Change of Control Payment Date;

(5)                                 that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)                                 that Holders shall be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes; provided that the Paying Agent receives at the address specified in the notice, not later than the close of business on the 30th day following the date of the Change of Control notice, a facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7)                                 that if a Holder is tendering less than all of its Notes, such Holder will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (the unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof); however, in the case of Global Notes, the outstanding principal amount will be reduced to reflect the Change of Control Payment for such Notes; and

(8)                                 the other instructions, as determined by the Company consistent with this Section 4.13, that a Holder must follow.

The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice.  If (A) the notice is sent in a manner herein provided and (B) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect.

(b)                                 On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)                                 accept for payment all Notes or portions of Notes (of $2,000 or larger integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer;

(2)                                 deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(3)                                 deliver or cause to be delivered to the U.S. Trustee for cancellation the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company in accordance with the terms of this Section 4.13.

(c)                                  The Paying Agent will promptly pay to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the U.S. Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.  However, in the case of Global Notes, the outstanding principal amount will be reduced to reflect the Change of Control Payment for such Notes.

(d)                                 If the Change of Control Payment Date is on or after the relevant Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest to the Change of Control

Payment Date will be paid on such Interest Payment Date to the Person in whose name a Note is registered at the close of business on the preceding Record Date.

(e)                                  Prior to making a Change of Control Payment, and as a condition to such payment (1) the requisite holders of each issue of Indebtedness issued under an indenture or other agreement that may be violated by such payment shall have consented to such Change of Control Payment being made and waived the event of default, if any, caused by the Change of Control or (2) the Company will repay all outstanding Indebtedness issued under an indenture or other agreement that may be violated by a Change of Control Payment or the Company will offer to repay all such Indebtedness, make payment to the holders of such Indebtedness that accept such offer and obtain waivers of any event of default arising under the relevant indenture or other agreement from the remaining holders of such Indebtedness.  The Company covenants to effect such repayment or obtain such consent prior to making a Change of Control Payment, it being a default of the Change of Control provisions of this Indenture if the Company fails to comply with such covenant.

(f)                                   The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.13 applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(g)                                  The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of the conflict.

(h)                                 Other than as specifically provided in this Section 4.13, any purchase pursuant to this Section 4.13 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06 of the Base Indenture, as amended hereby.

Section 4.14                                                Additional Subsidiary Note Guarantees.  The Company will cause (a) each Restricted Subsidiary other than Excluded Subsidiaries and (b) the New Parent following the consummation of a Permitted Reorganization to execute and deliver to the Trustees a supplemental indenture to this Indenture, pursuant to which such Restricted Subsidiary or New Parent will irrevocably and unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes on a senior basis and all other obligations under this Indenture.

The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any Guarantees under the Existing Notes) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under Canadian federal or provincial law or U.S. federal or state law.  The Obligations under the Notes, the Note Guarantees and this Indenture and any Permitted Additional Pari Passu Obligations of any Person that is or becomes a Guarantor after the Issue Date will be secured equally and ratably by a Lien in the Collateral granted to the Collateral Agents for the benefit of the Holders of the Notes and the holders of Permitted Additional Pari Passu Obligations and other Secured Parties (as defined in the U.S. Collateral

Agreement or other applicable Security Document).  Such Guarantor will enter into a joinder agreement to the applicable Security Documents defining the terms of the security interests that secure payment and performance when due of the Notes and take all actions advisable in the opinion of the Company, as set forth in an Officers’ Certificate accompanied by an opinion of counsel to the Company to cause the Liens created by the Security Agreements on the assets of such Guarantor and the Capital Stock of such Guarantor to be duly perfected to the extent required by such agreement in accordance with all applicable law, including the filing of financing statements in the jurisdictions of incorporation or formation of the Company and the Guarantors.

Each Note Guarantee shall be released in accordance with the provisions of Section 12.06 of this Indenture, as amended by this Fifth Supplemental Indenture.

Section 4.15                                                Limitation on Activities of Parent Companies.

(a)                                 No direct or indirect parent company of the Company, including, following any Permitted Reorganization, the New Parent, shall:

(1)                                 conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than (i) those incidental to its ownership of the Capital Stock of the Company, (ii) action required by law to maintain its existence, (iii) performance of its obligations with respect to Indebtedness permitted by clause (2)(ii) below, (iv) any public offering of its Capital Stock and (v) activities incidental to its maintenance and continuance and to any of the foregoing activities;

(2)                                 Incur, issue, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (i) nonconsensual obligations imposed by operation of law, (ii) obligations with respect to Indebtedness of the Company or a Subsidiary Guarantor that is permitted under Section 4.08 and (iii) obligations with respect to its Capital Stock, or

(3)                                 own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with dividends made by the Company in accordance with Section 4.06 pending application in the manner contemplated by such Section) and cash equivalents) other than the ownership of shares of Capital Stock of the Company.

Section 4.16                                                Limitation on Sale/Leaseback Transactions.

(a)                                 The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless:

(1)                                 the Company or such Restricted Subsidiary could have Incurred Indebtedness in an amount equal to the Attributable Indebtedness in respect of such Sale/Leaseback Transaction pursuant to Section 4.08;

(2)                                 the Company or such Restricted Subsidiary would be permitted to create a Lien on the property subject to such Sale/Leaseback Transaction under Section 4.11; and

(3)                                 the Sale/Leaseback Transaction is treated as an Asset Disposition and all of the conditions of this Indenture described under Section 4.09 (including the provisions concerning the application of Net Available Cash) are satisfied with respect to such Sale/Leaseback Transaction, treating all of the consideration received in such Sale/Leaseback Transaction as Net Available Cash for purposes of Section 4.09.

Section 4.17                                                Effectiveness of Covenants.

(a)                                 Following the first day:

(1)                                 the Notes have an Investment Grade Rating from both of the Rating Agencies; and

(2)                                 no Default has occurred and is continuing under this Indenture,

the Company and its Restricted Subsidiaries will not be subject to the provisions of Sections 4.06, 4.07, 4.08, 4.09, 4.10, 5.01(a)(4), and 4.14 (collectively, the “Suspended Covenants”).

(b)                                 If at any time the Notes’ credit rating is downgraded from an Investment Grade Rating by any Rating Agency or if a Default or Event of Default occurs and is continuing, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reinstatement Date”) and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Notes subsequently attain an Investment Grade Rating and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Rating and no Default or Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reinstatement Date is referred to as the “Suspension Period.”

(c)                                  On the Reinstatement Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to Section 4.08(a) or one of the clauses set forth in Section 4.08(b) (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reinstatement Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reinstatement Date).  To the extent such Indebtedness would not be so permitted to be Incurred pursuant to Section 4.08(a) or (b), such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified under clause (3) of Section 4.08(b).  Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under Section 4.06 will be made as though Section 4.06 had been in effect since the Issue Date and throughout the Suspension Period.  Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under Section 4.06(a).

(d)                                 During any period when the Suspended Covenants are suspended, the Board of Directors of the Company may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries pursuant to this Indenture.

(e)                                  The Company shall provide an Officers’ Certificate to the U.S. Trustee upon the occurrence of any suspension of the Suspended Covenants or the subsequent reinstatement of such Suspended Covenants.

Section 4.18                                                Applicability of Covenants Contained in the Base Indenture.  Each of the agreements and covenants of the Company contained in Article 4 of the Base Indenture shall apply to the Notes, except as provided above.

Section 4.19                                                No Impairment of the Security Interests.  Neither the Company nor any of the Guarantors will be permitted to take any action, or knowingly omit to take any action, which action or omission might or would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustees, the Collateral Agents, the Holders of the Notes or any holder of Permitted Additional Pari Passu Obligations or any other Secured Party (as defined in the U.S. Collateral Agreement or other applicable Security Document).

Section 4.20                                                Further Assurances and After-Acquired Property.  Subject to the limitations described in the Security Documents and herein, the Security Documents and this Indenture provide that the Company and the Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the Lien in the Collateral granted to the Collateral Agents and the priority thereof, and to otherwise effectuate the provisions or purposes of this Indenture and the Security Documents.  If the Company or a Guarantor acquires property that is not automatically subject to a perfected security interest under the Security Documents and such property is of a type that constitutes Collateral or an entity becomes a Guarantor, then the Company or such Guarantor will provide security over such property (or, in the case of a new Guarantor, all of its assets constituting Collateral under the Security Documents) in favor of the Collateral Agents and deliver certain joinder agreements, mortgages, title insurance policies, surveys, opinions and certificates in respect thereof as required by this Indenture and the Security Documents. In addition, any future Restricted Subsidiaries (other than Excluded Subsidiaries), and the New Parent, following the consummation of a Permitted Reorganization, will be required to become Guarantors and similarly grant Liens on their assets to the Collateral Agents, for its benefit and the benefit of the Trustee and the Holders of the Notes.

Section 4.21                                                Maintenance of Collateral.  The Company will, and will cause each of the Guarantors to (i) at all times maintain, preserve and protect all property material to the conduct of its business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business); (ii) from time to time make, or cause to be made, all necessary and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times and (iii) keep its insurable property insured in a commercially reasonable manner at all times by financially sound and reputable insurers.

Section 4.22                                                Events of Loss.  In the event of an Event of Loss resulting in the payment to the Company or Restricted Subsidiary of Net Loss Proceeds in excess of $25.0 million, the Company or the affected Restricted Subsidiary, as the case may be, may apply the Net Loss Proceeds from such Event of Loss to the rebuilding, repair, replacement or construction of improvements to the property affected by such Event of Loss (the “Subject Property”), with no concurrent obligation to offer to purchase any of the Notes; provided, however, that the Company delivers to the U.S. Trustee within 90 days of such payment to the Company or any Restricted Subsidiary of Net Loss Proceeds an Officers’ Certificate certifying that the Company has applied (or will apply in accordance with anticipated contractual obligations relating to such rebuilding, repair, replacement or construction) the Net Loss Proceeds or other sources in accordance with this sentence.

Any Net Loss Proceeds that are not reinvested or not permitted to be reinvested as provided in the first sentence of this Section 4.22 will be deemed “Excess Loss Proceeds.”  When the aggregate amount of Excess Loss Proceeds exceeds $25.0 million, the Company will make an offer (an “Event of Loss Offer”) to all Holders and to the holders of any other Permitted Additional Pari Passu Obligations containing provisions similar to those set forth in this Indenture with respect to events of loss to purchase or repurchase the Notes and such other Permitted Additional Pari Passu Obligations with the proceeds from the Event of Loss in an amount equal to the maximum principal amount of Notes and such other Permitted Additional Pari Passu Obligations that may be purchased out the Excess Loss Proceeds. The offer price in any Event of Loss Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash.  If any Excess Loss Proceeds remain after consummation of an Event of Loss Offer, the Company may use such Excess Loss Proceeds for any purpose not otherwise prohibited by this Indenture and the Security Documents and such remaining amount shall not be added to any subsequent Excess Loss Proceeds for any purpose under this Indenture; provided that any remaining Excess Loss Proceeds shall remain subject to the Lien of the Security Documents. If the aggregate principal amount of Notes and other Permitted Additional Pari Passu Obligations tendered pursuant to an Event of Loss Offer exceeds the Excess Loss Proceeds, the U.S. Trustee will select the Notes and the Company or its agent shall select such other Permitted Additional Pari Passu Obligations to be purchased on a pro rata basis based on the principal amount tendered.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Event of Loss Offer.  To the extent that the provisions of any applicable securities laws or regulations conflict with the Event of Loss provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Event of Loss provisions of this Indenture by virtue of any conflict.

ARTICLE 5
SUCCESSORS

Article 5 of the Base Indenture shall not apply to, and have no force and effect with respect to, the Notes and any reference to Article 5 or the Sections of Article 5 of the Base Indenture shall be superseded by and references thereto shall be deemed to refer to this Article 5 and the Sections of this Article 5, respectively, of this Fifth Supplemental Indenture.

Section 5.01                                                Merger and Consolidation.

(a)                                 The Company will not consolidate with or merge or amalgamate with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person unless:

(1)                                 the resulting, surviving or transferee Person (the “Successor Company”) is a Person (other than an individual) organized and existing under the laws of Canada, any province or territory thereof, or of the United States of America, any state or territory thereof or the District of Columbia;

(2)                                 the Successor Company (if other than the Company) (A) expressly assumes all of the obligations of the Company under the Notes and this Indenture pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the U.S. Trustee and (B) expressly assumes the due and punctual performance of the covenants and obligations of the Company under the Security Documents;

(3)                                 immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(4)                                 immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(A)                               the Successor Company would be able to Incur at least $1.00 of additional Indebtedness pursuant to Section 4.08(a), or

(B)                               the Consolidated Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction and would be at least 1.75 to 1.00;

(5)                                 each Guarantor (unless it is the other party to the transactions above, in which case clause (1) of Section 5.01(b) shall apply) shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Successor Company’s obligations under this Indenture and the Notes;

(6)                                 the Company shall have delivered to the U.S. Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation, winding up or disposition, and such supplemental indenture, if any, comply with this Indenture;

(7)                                 the Successor Company causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to the Successor Company;

(8)                                 the Collateral owned by or transferred to the Successor Company shall (A) continue to constitute Collateral under this Indenture and the Security Documents, (B) be subject to the Lien in favor of the Collateral Agents for their benefit and the benefit of the Trustees and the Holders of the Notes, and (C) not be subject to any Lien other than Permitted Liens; and

(9)                                 the property and assets of the Person which is merged, amalgamated or consolidated with or into the Successor Company, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents, shall be treated as after-acquired property and the Successor Company shall take such action as may be reasonably necessary or proper to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in this Indenture and the Security Documents.

(b)                                 Notwithstanding clauses (3) and (4) of Section 5.01(a):

(1)                                 any Restricted Subsidiary may consolidate with, merge or amalgamate with or  into or transfer all or part of its properties and assets to the Company so long as no Capital Stock of the Restricted Subsidiary is distributed to any Person other than the Company; provided that, in the case of a Restricted Subsidiary that merges or amalgamates into the Company, the Company will not be required to comply with Section 5.01(a)(6);

(2)                                 the Company may merge or amalgamate with an Affiliate of the Company solely for the purpose of reincorporating the Company in another province or territory of Canada or in a state or territory of the United States of America or the District of Columbia, so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby;

(3)                                 any Non-Guarantor Restricted Subsidiary may consolidate with or merge or amalgamate with or into or transfer all or part of its properties and assets to the Company; and

(4)                                 all of the issued and outstanding Capital Stock of the Company may be exchanged for Capital Stock of the New Parent so long as all of the conditions in the definition of “Permitted Reorganization” are met.

(c)                                  Subject to certain limitations described in this Indenture governing release of a Note Guarantee upon the sale, disposition or transfer of a Guarantor, no Subsidiary Guarantor will, and the Company will not and will not permit such Subsidiary Guarantor to, consolidate with or merge or amalgamate with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person (other than to the Company or another Subsidiary Guarantor) unless:

(1)                                 (A) if such entity remains a Subsidiary Guarantor, the resulting, surviving or transferee Person (the “Successor Guarantor”) is a Person (other than an individual) organized and existing under the laws of Canada, any province or territory thereof, or of the United States of America, any state or territory thereof or the District of Columbia;

(B)                               (x) the Successor Guarantor, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under this Indenture, the Notes and its Note Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the U.S. Trustee and (y) the Successor Guarantor, if other than such Subsidiary Guarantor, expressly assumes the due and punctual performance of the covenants and obligations of such Subsidiary Guarantor under the Security Documents;

(C)                               immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(D)                               the Company will have delivered to the U.S. Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation winding up or disposition and such supplemental indenture (if any) comply with this Indenture;

(2)                                 the Successor Guarantor causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to the Successor Guarantor;

(3)                                 the Collateral owned by or transferred to the Successor Guarantor shall (A) continue to constitute Collateral under this Indenture and the Security Documents, (B) be subject to the Lien in favor of the Collateral Agents for the benefit of the Trustees and the Holders of the Notes, and (C) not be subject to any Lien other than Permitted Liens;

(4)                                 the property and assets of the Person which is merged, amalgamated or consolidated with or into the Successor Guarantor, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents, shall be treated as after-acquired property and the Successor Guarantor shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in this Indenture; and

(5)                                 such transaction is made in compliance with Section 4.09 (it being understood that only such portion of the Net Available Cash as is required to be applied on the date of such transaction in accordance with the terms of this Indenture needs to be applied in accordance therewith at such time).

(d)                                 Subject to certain limitations described in this Indenture, the Successor Guarantor will succeed to, and be substituted for, such Subsidiary Guarantor under this Indenture, the Security Documents and Note Guarantee of such Subsidiary Guarantor.  Notwithstanding the foregoing, any Subsidiary Guarantor may merge or amalgamate with or into or transfer all or part of its properties and assets to a Subsidiary Guarantor or the Company or merge or amalgamate with or into a Restricted Subsidiary of the Company solely for the purpose of reincorporating the Subsidiary Guarantor in another province or territory of Canada, or in a state or territory of the United States of America or the District of Columbia, so long as the amount of Indebtedness of such Subsidiary Guarantor and its Restricted Subsidiaries is not increased thereby.

(e)                                  For purposes of this Section 5.01, the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, will be deemed to be the disposition of all or substantially all of the properties and assets of the Company.

Section 5.02                                                Successor Entity Substituted.  Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company or a Guarantor in accordance with Section 5.01, the successor Person, formed by such consolidation or into or with which the Company or a Guarantor, as applicable, is merged or wound up or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, winding up, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the Company or such Guarantor, as applicable, shall refer instead to the successor entity and not to the Company or such Guarantor, as applicable), and may exercise every right and power of the Company or such Guarantor, as applicable, under this Indenture or the Security Documents with the same effect as if such successor Person had been named as the Company or such Guarantor, as applicable, herein; provided that, in the case of a lease of all or substantially all its assets, the Company will not be released from the obligation to pay the principal of and interest on the Notes, and a Guarantor will not be released from its obligations under its Note Guarantee or the Security Documents.

ARTICLE 6
DEFAULTS

Sections 6.01 and 6.02 of the Base Indenture shall not apply to, and have no force and effect with respect to, the Notes and any reference to Sections 6.01 and 6.02 of the Base Indenture shall be superseded by and references thereto shall be deemed to refer to these Sections 6.01 and 6.02 of this Fifth Supplemental Indenture.

All references to the Trustee in Article 6 of the Base Indenture shall be deemed, for purposes of this Fifth Supplemental Indenture, to refer to the U.S. Trustee as defined herein.

Section 6.01                                                Events of Default.

(a)                                 Each of the following is an “Event of Default”:

(1)                                 default in any payment of interest or on any Note when due, continued for 30 days;

(2)                                 default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)                                 failure by the Company or any Guarantor to comply with its obligations under Section 5.01;

(4)                                 failure by the Company or any Guarantor to comply for 30 days after receipt of written notice given by the U.S. Trustee or the Holders of not less than 25% in principal amount of the then-outstanding Notes with any of its obligations under Article 5 (in each case, other than (A) a failure to purchase Notes, which constitutes an Event of Default under clause (2) above, (B) a failure to comply with Section 5.01, which constitutes an Event of Default under clause (3) above, (C) a failure to comply with Section 4.02, which constitutes an Event of Default under clause (5) below or (d) a failure to comply with Section 9.07 of the Base Indenture, which constitutes an Event of Default under clause (6) below);

(5)                                 failure by the Company or any Guarantor to comply for 90 days after receipt of written notice given by the U.S. Trustee or the Holders of not less than 25% in principal amount of the then-outstanding Notes with any of its obligations under Section 4.02;

(6)                                 failure by the Company or any Guarantor to comply for 60 days after receipt of written notice given by the U.S. Trustee or the Holders of not less than 25% in principal amount of the then-outstanding Notes with its other agreements contained in this Indenture or the Notes;

(7)                                 default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

(A)                               is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“payment default”); or

(B)                               results in the acceleration of such Indebtedness prior to its maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $30.0 million or more (or its foreign currency equivalent); provided that in connection with any series of the Convertible Notes, (a) any conversion of such Indebtedness by a holder thereof into shares of Common Stock, cash or a combination of cash and shares of Common Stock, (b) the rights of holders of such Indebtedness to convert into shares of Common Stock, cash or a combination of cash and shares of Common Stock and (c) the rights of holders of such Indebtedness to require any repurchase by the Company of such Indebtedness in cash upon a fundamental change shall not, in itself, constitute an Event of Default under this clause (7);

(8)                                 failure by the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $30.0 million (or its foreign currency equivalent) (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days or more after such judgment becomes final;

(9)                                 the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(A)                               commences proceedings to be adjudicated bankrupt or insolvent;

(B)                               consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking an arrangement of debt, reorganization, dissolution, winding up or relief under applicable Bankruptcy Law;

(C)                               consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(D)                               makes a general assignment for the benefit of its creditors; or

(E)                                generally is not paying its debts as they become due;

(10)                          a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)                               is for relief against the Company, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the most recent audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, in a proceeding in which the Company, any such Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent;

(B)                               appoints a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of the Company, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, or for all or substantially all of the property of the Company, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary; or

(C)                               orders the liquidation, dissolution or winding up of the Company, or any Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days;

(11)                          any Note Guarantee of a Significant Subsidiary or any group of Subsidiary Guarantors that, taken together (as of the date of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, or any Parent Guarantor, ceases to be in full force and effect (except as contemplated by the terms of this Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor that is a Significant Subsidiary or any group of Subsidiary Guarantors that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, or any Parent Guarantor, denies or disaffirms its obligations under this Indenture or its Note Guarantee; or

(12)                          (x) with respect to any Collateral having a fair market value in excess of $30.0 million, individually or in the aggregate, (A) any default or breach by the Company or any Guarantor in the performance of its obligations under the Security Documents or this Indenture which adversely affects the condition or value of such Collateral or the enforceability, validity, perfection or priority of the Liens in such Collateral, or (B) any security interest created under the Security Documents or under this Indenture is declared invalid or unenforceable by a court of competent jurisdiction or (y) any of the Company or Guarantors asserts, in any pleading in any court of competent jurisdiction, that any security interest in any Collateral is invalid or unenforceable, in each case taken as a whole in any material respect, and continuance of such default or breach for a period of 60 days after written notice thereof by either Trustee or the Holders of 25% in principal amount of the outstanding Notes.

(b)                                 In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (7) of Section 6.01(a) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if:

(1)                                 the default triggering such Event of Default pursuant to clause (7) of Section 6.01(a) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto; and

(2)                                 (A) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (B) all existing Events of Default, except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

Section 6.02                                                Acceleration.

(a)                                 If any Event of Default (other an Event of Default specified in clause (9) or (10) of Section 6.01(a)) occurs and is continuing, unless the principal of all the Notes has already become due and payable, the U.S. Trustee by written notice to the Company, specifying the Event of Default, or the Holders of at least 25% in principal amount of the then outstanding Notes by written notice to the Company and the U.S. Trustee, may, and the U.S. Trustee at the request of such Holders shall, declare the principal, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable.  Upon such declaration, such principal, premium, if any, and interest, if any, will be due and payable immediately.  The U.S. Trustee shall have no obligation to accelerate the Notes if and so long as it, in good faith, determines acceleration is not in the interests of the Holders.

(b)                                 Notwithstanding the foregoing, in case an Event of Default under clause (9) or (10) of Section 6.01(a) occurs and is continuing, the principal of, premium, if any, and accrued and paid interest, if any, on all the Notes shall become and be immediately due and payable without any declaration or other act on the part of the U.S. Trustee or any Holders.

(c)                                  The Holders of a majority in principal amount of the Notes may rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, with respect to such Notes have been cured or waived or otherwise remedied except nonpayment of principal of or interest, if any, on all Notes that has become due solely because of acceleration.  No such rescission shall affect any subsequent Default or impair any right consequent thereto, that have become due solely by such declaration of acceleration, have been cured or waived.

Section 6.03                                                Rights and Remedies Cumulative.  Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.08 of the Base Indenture, no right or remedy herein conferred upon or reserved to the Trustees or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy are, to the extent permitted by law, cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.04                                                Delay or Omission Not Waiver.  No delay or omission of the Trustees or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.  Every right and remedy given by this Article or by law to the Trustees or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustees or by the Holders, as the case may be.

Section 6.05                                                Trustee May File Proofs of Claim.  For purposes of this Fifth Supplemental Indenture Section 6.09 of the Base Indenture is hereby amended by adding the text below at the conclusion of such Section.

To the extent that the payment of any such compensation, expenses, disbursements and advances of the U.S. Trustee and the Canadian Co-Trustee, its agents and counsel, and any other amounts due the U.S. Trustee and the Canadian Co-Trustee under Section 7.07 of the Base Indenture out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

ARTICLE 7
TRUSTEE

Section 7.01                                                Duties of Trustee.  For purposes of the Notes, 7.01(b)(2) of the Base Indenture is hereby amended by adding the words “bad faith or” after the word “of” and before the word “willful”.

For purposes of the Notes, 7.01(c) of the Base Indenture is hereby amended by adding the words “, or bad faith” after the word “act” and before the word “of”.

For purposes of the Notes, the following text shall be added as a new clause 7.01(i) of the Base Indenture:

(i)                                     Subject to this Article 7, if an Event of Default occurs and is continuing, the Trustees shall be under no obligation to exercise any of its rights or powers under this Indenture the Notes and the Note Guarantors at the request or direction of any of the Holders unless the Holders have offered and, if requested, provides to each to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense.

Section 7.02                                                Rights of Trustee.  For purposes of the Notes, each reference to “Trustee” in Section 7.02 of the Base Indenture shall be read to apply to each of the U.S. Trustee and the Canadian Co-Trustee.

For purposes of the Notes, Section 7.02(a) of the Base Indenture is hereby amended by adding the words “bad faith or” after the word “of” and before the word “willful”.

For purposes of the Notes, Section 7.02(d) of the Base Indenture is hereby amended by adding the words “bad faith,” after the word “constitute” and before the word “willful”.

For purposes of the Notes, Section 7.02(h) of the Base Indenture is hereby amended by adding the words “, bad faith,” after the word “negligence” and before the word “or”.

Section 7.03                                                Compensation and Indemnity.  For purposes of the Notes, the first sentence of Section 7.07(a) of the Base Indenture is hereby deleted in its entirety and replaced with the language below:

The Company and the Guarantors, jointly and severally, shall pay to the Trustees from time to time such compensation for its services as shall be agreed to in writing from time to time by the Company, the Guarantors, the U.S. Trustee and the Canadian Co-Trustee.

For purposes of the Notes, the fifth sentence of Section 7.07(a) of the Base Indenture is hereby amended by adding the words and the Guarantors, jointly and severally,” after the word “Company” and before the word “shall”.

Section 7.04                                                Replacement of Trustee.  For purposes of the Notes, the first sentence of Section 7.08 of the Base Indenture is hereby deleted in its entirety and replaced with the below language:

The Trustee may resign at any time by giving 30 days’ prior notice of such resignation to the Company and be discharged from the trust hereby created by so notifying the Company.

For purposes of the Notes, the following language is added at the conclusion of Section 7.08(b) of the Base Indenture:

Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the successor Trustee to replace it with another successor Trustee appointed by the Company.

Section 7.05                                                Authorization to Enter Into Intercreditor Agreements.  By their acceptance of the Notes the Holders of the Notes will agree to be bound any First Lien Intercreditor Agreement, Junior Lien Intercreditor Agreement, Royal Gold Intercreditor Agreement or Deferred Revenue Financing Arrangement Intercreditor Agreement and the Holders of the Notes and other Permitted Additional Pari Passu Obligations also specifically authorize the applicable Collateral Agent to enter into any First Lien Intercreditor Agreement, Junior Lien Intercreditor Agreement, Royal Gold Intercreditor Agreement or Deferred Revenue Financing Arrangement Intercreditor Agreement on their behalf and to take all actions provided for under the terms of any First Lien Intercreditor Agreement, Junior Lien Intercreditor Agreement, Royal Gold Intercreditor Agreement or Deferred Revenue Financing Arrangement Intercreditor Agreement and the Holders of Notes and any Permitted Additional Pari Passu Obligations will be bound by such actions.

ARTICLE 8
Discharge of Indenture; Defeasance

Section 8.01                                                Discharge of Liability on Securities; Defeasance.

(a)                                 For purposes of the Notes, Section 8.01(a) of the Base Indenture is hereby amended by replacing each reference therein to “U.S. Government Obligations” with the term “Government Securities.” In addition, for purposes of the Notes, in order to effect a discharge of the Notes pursuant to Section 8.01(a)(2) of the Base Indenture, the following additional conditions shall apply:

(i)                                  no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or an Event of Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing), and the deposit will not result in a breach or violation of, or constitute a default under any other material agreement or instrument (other than this Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(ii)                                     the Company has paid or caused to be paid all other sums payable by it under this Indenture; and

(iii)                                    the Company has delivered irrevocable instructions to the U.S. Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, upon the Company’s request for written acknowledgment of satisfaction and discharge, it must deliver an Officers’ Certificate and an Opinion of Counsel to the U.S. Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

(b)                                 For purposes of the Notes, Section 8.01(b) of the Base Indenture shall not apply to, and have no force and effect with respect to, the Notes, and any reference to Section 8.01(b) shall be superseded by, and references shall be deemed to refer to, this Section 8.01(b) of this Fifth Supplemental Indenture.

(i)                                  Upon the Company’s exercise under Section 8.01(a) of the Base Indenture of the option applicable to this Section 8.01(b)(i), the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.02, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Note Guarantees and the Collateral under the Security Documents will be released on the date the conditions set forth below are satisfied (“Legal Defeasance”).  For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Sections 8.03, 8.04, 8.05 and 8.06 of the Base Indenture and the other Sections of the Base Indenture referred to in Section 8.01(c) of the Base Indenture, and to have satisfied all of its other obligations under such Notes and this Indenture, including that of the Guarantors (and the U.S. Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the provisions specified in Section 8.01(c) of the Base Indenture.  Subject to compliance with Article 8 of this Indenture, the Company may exercise its option under this Section 8.01(b)(i) notwithstanding the prior exercise of its option under Section 8.01(b)(ii).

(ii)                                     Upon the Company’s exercise under Section 8.01(b) of the option applicable to this Section 8.01(b)(ii), the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.02, be released from their obligations under the covenants contained in Sections 3.05, 4.02, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.13, 4.14, 4.15, 4.16 and 4.17 of this Fifth Supplemental Indenture, clause (4) of Section 5.01(a) of this Fifth Supplemental Indenture and Section 9.07 of the Base Indenture with respect to the outstanding Notes, and the Guarantors (other than any direct or indirect parent entities of the Company) shall be deemed to have been discharged from their obligations with respect to all Note Guarantees (other than the Note Guarantee of any direct or indirect parent entities of the Company), and the Collateral under the Security Documents will be released on and after the date the conditions set forth in Section 8.02 are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to this Indenture and the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document, and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 of this Fifth Supplemental Indenture, but, except as specified above, the remainder of this Indenture and such Notes and the Note Guarantee of any direct or indirect parent entities of the Company shall be unaffected thereby.  In addition, upon the Company’s exercise under Section 8.01(b) of the option applicable to this Section 8.01(b)(ii), subject to the satisfaction of the conditions set forth in Section 8.02, Sections 6.01(a)(3) (only with respect to the failure of the Company to comply with Section 5.01(a)(4)), 6.01(a)(4) (only with respect to covenants that are released as a result of such Covenant Defeasance), 6.01(a)(5), 6.01(a)(6) (only with respect to covenants that are released as a result of such Covenant Defeasance), 6.01(a)(7), 6.01(a)(8), 6.01(a)(9) (solely with respect to Significant Subsidiaries or a group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary), 6.01(a)(10) (solely with respect to Significant Subsidiaries or a group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary) and 6.01(a)(11) (other than with respect to the Note Guarantee of any direct or indirect parent entities of the Company) of this Fifth Supplemental Indenture, in each case, shall not constitute Events of Default.

(iii)                                    Upon satisfaction of the conditions set forth herein and upon written request of the Company accompanied by an Officers’ Certificate and an Opinion of Counsel complying with Section 11.04 of the Base Indenture, the U.S. Trustee shall acknowledge in writing the discharge the Company’s obligations under the Notes and this Indenture other than the surviving obligations.

Section 8.02                                                Conditions to Defeasance.  Section 8.02 of the Base Indenture shall not apply to, and have no force and effect with respect to, the Notes and any reference to Section 8.02 of the Base Indenture shall be superseded by and references thereto shall be deemed to refer to this Section 8.02 of this Fifth Supplemental Indenture.

(a)                                 The following shall be the conditions to the exercise of either the Legal Defeasance option or the Covenant Defeasance option under Section 8.01 of the Base Indenture with respect to the Notes:

(1)                                 the Company must irrevocably deposit with the U.S. Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants in the United States without consideration of any reinvestment of interest, to pay the principal of, and premium, if any, and interest due on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)                                 in the case of Legal Defeasance, the Company has delivered to the U.S. Trustee an Opinion of Counsel from an independent legal counsel that is not an employee of the Company or any subsidiary reasonably acceptable to the U.S. Trustee confirming that the Holders will not recognize income, gain or loss for U.S. or Canadian federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. and Canadian federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred and confirming that (a) the Company has received from, or there has been published by, each of the Internal Revenue Service and the Canada Revenue Agency a ruling, or (b) since the Issue Date, there has been a change in the applicable U.S. and Canadian federal income tax law upon which, in either case, the Opinion of Counsel regarding U.S. and Canadian federal income tax consequences is based;

(3)                                 in the case of Covenant Defeasance, the Company has delivered to the U.S. Trustee (a) an Opinion of Counsel from an independent legal counsel that is not an employee of the Company or any subsidiary reasonably acceptable to the U.S. Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred and (b) either (1) an Opinion of Counsel in Canada reasonably acceptable to the U.S. Trustee, subject to customary assumptions and exclusions, or (2) a ruling from the Canada Revenue Agency, in each case, confirming that the Holders will not recognize income, gain or loss for Canadian federal, provincial or territorial income or other tax purposes as a result of such Covenant Defeasance and will be subject to Canadian federal, provincial or territorial income tax and other tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance not occurred;

(4)                                 such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(5)                                 no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(6)                                 the Company has delivered to the U.S. Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions, including, without limitation, that no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization of similar laws affecting creditors’ rights generally;

(7)                                 the Company has delivered to the U.S. Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company, any Guarantor or others;

(8)                                 the Company has delivered to the U.S. Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with; and

(9)                                 the Company has delivered irrevocable instructions to the U.S. Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be (which instructions may be contained in the Officers’ Certificate referred to in clause (8) above).

ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01                                                Without Consent of Holders.  For purposes of this Fifth Supplemental Indenture, the first sentence of Section 9.01 of the Base Indenture is hereby deleted and replaced with the following:

The Company, the Guarantors, the Collateral Agents and the U.S. Trustee, may enter into one or more supplemental indentures hereto without notice to or the consent of any Holder, the Company, the Guarantors, the Collateral Agents and the U.S. Trustee and may amend this Indenture, the Notes and the Note Guarantees, the Security Documents, the Note Guarantees, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, the Royal Gold Intercreditor Agreement and any other Deferred Revenue Financing Arrangement Intercreditor Agreement to:

For purposes of this Fifth Supplemental Indenture, clause (15) of Section 9.01 of the Base Indenture is hereby deleted and replaced with the following:

(15)                          evidence and provide for the acceptance of appointment hereunder by a successor Trustee or Collateral Agents with respect to the Notes and to add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee or Collateral Agents;

For purposes of this Fifth Supplemental Indenture, the following clauses (16) through (20) are hereby added to Section 9.01 of the Base Indenture:

(16)                          mortgage, pledge, hypothecate or grant any other Lien in favor of the Collateral Agents for their benefit and the benefit of the Trustees on behalf of the Holders of the Notes, as additional security for the payment and performance of all or any portion of the Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustees or the Collateral Agents pursuant to this Indenture, any of the Security Documents or otherwise;

(17)                          provide for the release of Collateral from the Lien of this Indenture and the Security Documents when permitted or required by this Indenture or the Security Documents; or

(18)                          enter into the First Lien Intercreditor Agreement or Junior Lien Intercreditor (or supplement the First Lien Intercreditor Agreement or Junior Lien Intercreditor) if the Company incurs Permitted Additional Pari Passu Obligations or Permitted Additional Junior Lien Obligations and to secure any Permitted Additional Pari Passu Obligations under the Security Documents and to appropriately include the same in the First Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement, as applicable, and Security Documents and make any amendment thereto that does not adversely affect the rights of any Holder in any material respect;

(19)                          amend the Royal Gold Intercreditor Agreement to increase the aggregate amount of gold subject to the Gold Stream Arrangement and make any amendment thereto that does not adversely affect the rights of any Holder in any material respect; or

(20)                          enter into any Deferred Revenue Financing Arrangement Intercreditor Agreement and make any amendment thereto that does not adversely affect the rights of any Holder in any material respect.

For purposes of this Fifth Supplemental Indenture the following clauses (b) and (c) are hereby added to Section 9.01 of the Base Indenture:

(b)                                 Upon the request of the Company, and upon receipt by the Trustees of the documents described in Section 11.04 of the Base Indenture, the Trustees shall join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustees shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

(c)                                  After an amendment, supplement or waiver under this Section 8.01 becomes effective, the Company shall send to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Company to send such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

Section 9.02                                                With Consent of Holders

For purposes of the Notes, the first two sentences of Section 9.02 of the Base Indenture are hereby deleted in their entirety and replaced with the text below:

Except as provided in Section 9.01, the Indenture, the Notes and the Note Guarantees may be amended or supplemented with the consent of Holders of a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, voting as a single class) subject to the provisions of the Indenture. Additionally, the holders of not less than a majority in aggregate principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and the Permitted Additional Pari Passu Obligations, voting as one class, the Company, the Guarantors, the Trustee and the Collateral Agents may amend or otherwise modify in any manner the Security Documents or the obligations thereunder and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, voting as a single class) and the Permitted Additional Pari Passu Obligations, voting as one class, in each case subject to the provisions of the Security Documents.

For purposes of the Notes, clauses (4) of Section 9.02(a) is hereby deleted in its entirety and replaced with the text below:

(4)                                 reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased as described in Section 3.02, Section 3.04, Section 3.05, Section 4.09 and Section 4.13 whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except amendments to the definition of “Change of Control”);

In addition, for purposes of the Notes, the following additional clauses are added to Section 9.02(a) of the Base Indenture:

(9)                                 waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration); or

(10)                          modify the Note Guarantees in any manner adverse to the Holders.

For purposes of the Notes, the following clause (c) is hereby added to Section 9.02 of the Base Indenture:

(c)                                  A consent to any amendment, supplement or waiver of this Indenture, the Notes or any Note Guarantee by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

For purposes of this Fifth Supplemental Indenture, the following paragraph is hereby added to Section 9.02 of the Base Indenture:

In addition, any amendment to, or waiver of, the provisions of this Indenture or any Security Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes other than in accordance with this Indenture and the Security Documents will require the consent of the holders of at least 66 2/3% in aggregate principal amount of the Notes (including, for the avoidance of doubt, Additional Notes and Permitted Additional Pari Passu Obligations) then outstanding, voting as one class.

ARTICLE 10
GUARANTEES

Section 10.01                                         Execution and Delivery.  For purposes of the Notes, Section 12.01(a) of the First Supplemental Indenture is amended to replace “unsecured” with “secured”.

Section 10.02                                         Execution and Delivery.  For purposes of the Notes, the following clause (e) is added at the conclusion of Section 12.03 of this Indenture, as set forth in the First Supplemental Indenture:

(e)                                  If required by Section 4.14, the Company shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.14 and this Article 11, to the extent applicable.

Section 10.03                      Release of Note Guarantees.  For purposes of the Notes, pursuant to Section 12.06(a)(1)(B) of this Indenture, as set forth in the First Supplemental Indenture, the following additional subclauses are added to Section 12.06(a)(1) of this Indenture, existing subclause (1)(A) of this Indenture, as set forth in the First Supplemental Indenture, is re-lettered and Section 12.06 of this Indenture is hereby amended and restated in its entirety as follows:

(a)                                 A Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Company or the trustee shall be required for the release of such Guarantor’s Guarantee, upon:

(1)                                 (A)  In the case of a Subsidiary Guarantor, any sale, assignment, transfer, conveyance, exchange or other disposition (by merger, amalgamation, consolidation or otherwise) of the Capital Stock of such Subsidiary Guarantor after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary, which sale, assignment, transfer, conveyance, exchange or other disposition is made in compliance with Section 4.09 (it being understood that only such portion of the Net Available Cash as is required to be applied on or before the date of such release in accordance with Section 4.09 needs to be applied in accordance therewith at such time) and Article 5; provided that (x) all the obligations of such Subsidiary Guarantor under all other Indebtedness of the Company and its Restricted Subsidiaries terminate upon consummation of such transaction and (y) any Investment of the Company or any other Subsidiary of the Company (other than any Subsidiary of such Subsidiary Guarantor) in such Subsidiary Guarantor or any

Subsidiary of such Subsidiary Guarantor in the form of an Obligation or Preferred Stock is repaid, satisfied, released and discharged in full upon such release;

(B)                               the proper designation of any Subsidiary Guarantor as an Unrestricted Subsidiary; or

(D)                               the Company’s exercise of its Legal Defeasance option or, except in the case of a Note Guarantee of any direct or indirect parent of the Company, Covenant Defeasance option in accordance with Article 8 or the Company’s obligations under this Indenture being discharged in accordance with the terms of this Indenture; and

(2)                                 such Guarantor delivering to the U.S. Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction and/or release have been complied with.

(b)                                 At the written request of the Company, the U.S. Trustee shall execute and deliver any documents reasonably required in order to evidence such release, discharge and termination in respect of the applicable Note Guarantee.

ARTICLE 11
MISCELLANEOUS

Section 11.01 of this Fifth Supplemental Indenture amends Section 11.02 of the Base Indenture for purposes of the Notes.  In addition, Sections 11.02, 11.03, 11.04 and 11.05 of this Fifth Supplemental Indenture are hereby added to Article 11 of this Indenture for purposes of the Notes.

Section 11.01                                         Notices.

(a)                                 Pursuant to Section 11.02 of the Base Indenture, the Company and the Trustees hereby designate the following addresses, which shall apply for purposes of any notice or communication in respect of the Notes or this Indenture as it relates to the Notes:

if to the Company or any Guarantor:

Thompson Creek Metals Company Inc.
26 West Dry Creek Circle, Suite 810
Littleton, CO 80120
Fax:  303-762-3511
Email:  wcassity@tcrk.com
Attention:  Wendy Cassity, Esq.

with a copy to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166-0193
Fax:  212 351-5237
Email:  AFabens@gibsondunn.com; AFAdams@gibsondunn.com
Attention:  Andrew Fabens, Esq.; Aaron Adams, Esq.

if to the U.S. Trustee:

Wells Fargo Bank, National Association
Corporate Trust Services, MAC N9311-110
650 Marquette Avenue South
Minneapolis, MN 55479
Fax:  612-667-9825
Email:  lynn.m.steiner@wellsfargo.com

Attention:  Thompson Creek Metals Account Manager

If to the Canadian Co-Trustee:

Valiant Trust Company
#310, 606 4th Street S.W.
Calgary, Alberta, Canada  T2P 1T1
Attention:  Senior Manager, Corporate Trust
Fax:  (403) 233-2857

(b)                                 Notwithstanding Section 11.02 of the Base Indenture, any notice or communication to the Company, any Guarantor or the Trustees is duly given if in writing and (1) delivered in person, (2) mailed by first-class mail (certified or registered, return receipt requested), postage prepaid, or overnight air courier guaranteeing next day delivery or (3) sent by facsimile or electronic transmission, to its address specified in Section 11.01(a) of this Fifth Supplemental Indenture.  All notices and communications (other than those sent to Holders) shall be deemed to have been duly given, whether personally delivered, sent by facsimile or electronic transmission, or mailed by first-class mail to the address set forth in Section 11.01(a) of this Fifth Supplemental Indenture, shall be deemed duly given, regardless of whether the addressee receives such notice or communication; provided that any notice or communication delivered to the Trustees shall be deemed effective upon actual receipt thereof.

(c)                                  The penultimate sentence of Section 11.02(a) of the Base Indenture shall not apply to, and have no force and effect with respect to, the Notes and shall be replaced with the following language:

Any notice or communication to a Holder shall be delivered in person, sent electronically or mailed by first-class mail (certified or registered, return receipt requested) or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register or by such other delivery system as the Trustees agree to accept and shall be deemed to be sufficiently given if so sent within the time prescribed.  Any notice or communication shall also be so mailed to any Person described in TIA Section 313(c), to the extent required by the TIA.  Failure to send a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

(d)                                 In addition, and notwithstanding anything to the contrary in Section 11.02 of the Base Indenture, the following language is hereby added to Section 11.02 of the Base Indenture for purposes of the Notes:

Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice.  Waivers of notice by Holders shall be filed with the U.S. Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

Where this Indenture provides for notice of any event (including any notice of redemption) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee), pursuant to the applicable procedures of such Depositary, if any, prescribed for the giving of such notice.

The Trustees agrees to accept and act upon notice, instructions or directions pursuant to this Indenture sent by unsecured facsimile or electronic transmission; provided, however, that (1) the party providing such written notice, instructions or directions, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Trustees in a timely manner, and (2) such originally executed notice, instructions or directions shall be signed by an authorized representative of the party providing such notice, instructions or directions.  The Trustees shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustees’ reasonable reliance upon and compliance with such notice, instructions or directions notwithstanding such notice, instructions or directions conflict or are inconsistent with a subsequent notice, instructions or directions.

If the Company sends a notice or communication to Holders, it shall mail a copy to the Trustees and each Agent at the same time.

Section 11.02                                         Payments Due on Non-Business Days.  In any case where any Interest Payment Date, redemption date or repurchase date or the Stated Maturity of the Notes shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of the Notes) payment of principal, premium, if any, or interest on the Notes need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, redemption date or repurchase date, or at the Stated Maturity of the Notes; provided that no interest will accrue for the period from and after such Interest Payment Date, redemption date, repurchase date or Stated Maturity, as the case may be.

Section 11.03                                         Judgment Currency.  The obligation of the Company and each Guarantor that is not organized in the United States of America in respect of any sum due to any Holder under this Indenture, the Notes or the Note Guarantees shall, notwithstanding any judgment in a currency other than U.S. dollars or any other applicable currency (the “Judgment Currency”), not be discharged until the first business day, following receipt by such Holder of any sum adjudged to be so due in the Judgment Currency, on which (and only to the extent that) such Holder may in accordance with normal banking procedures purchase U.S. dollars or any other applicable currency with the Judgment Currency; if the U.S. dollars or other applicable currency so purchased are less than the sum originally due to such Holder hereunder, the Company and each such Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Holder against such loss.  If the U.S. dollars or other applicable currency so purchased are greater than the sum originally due to such Holder hereunder, such Holder agrees to pay to the Company or such Guarantor, as the case may be, an amount equal to the excess of the U.S. dollars or other applicable currency so purchased over the sum originally due to such Holder under this Indenture, the Notes or the Note Guarantees.

Section 11.04                                         Submission to Jurisdiction.  The Company and each Guarantor irrevocably and unconditionally submit to the exclusive jurisdiction of the state and federal courts sitting in the County and City of New York over any suit, action or proceeding arising out of or relating to this Indenture, the Notes or the Note Guarantees.  Service of any process, summons, notice or document by registered mail addressed to the Company or any Guarantor at the address above in Section 11.01 of this Fifth Supplemental Indenture shall be effective service of process against the Company or any Guarantor for any suit, action or proceeding brought in any such court. The Company and each Guarantor irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.  A final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon the Company and each Guarantor and may be enforced in any other courts to whose jurisdiction the Company is or may be subject, by suit upon judgment.  The Company and each Guarantor further agrees that nothing herein shall affect any Holder’s right to effect service of process in any other manner permitted by law or bring a suit action or proceeding (including a proceeding for enforcement of a judgment) in any other court or jurisdiction in accordance with applicable law.

Section 11.05                                         Waiver of Immunity.  To the extent that each of the Company and the Guarantors, or any of their respective properties, assets or revenues may have or may hereafter become entitled to, or have attributed to each of the Company and the Guarantors, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, from the giving of any relief in any such legal action, suit or proceeding, from setoff or counterclaim, from the jurisdiction of any Canadian, New York state or U.S. federal court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any such court in which proceedings may at any time be commenced, with respect to the obligations and liabilities of each of the Company and the Guarantors or any other matter under or arising out of or in connection with this Indenture, each of the Company and the Guarantors hereby irrevocably and unconditionally waives or will waive such right to the extent permitted by applicable law, and agree not to plead or claim, any such immunity and consent to such relief and enforcement.

ARTICLE 12

SECURITY

Section 12.01                                         Security Documents; Additional Collateral.  In order to secure the due and punctual payment of the Obligations, the Company, the Guarantors, the Collateral Agents and the other parties thereto have simultaneously with the execution of this Indenture entered or, in accordance with the provisions of Section 4.18, Section 4.20 and this Article 12 will enter into the Security Documents.  The Company shall, and shall cause each Guarantor to, and each Guarantor shall, make all filings (including filings of continuation statements and amendments to UCC financing statements that may be necessary to continue the effectiveness of such UCC financing statements) and all other actions as are necessary or required by the Security Documents to maintain (at the sole cost and expense of the Company and the Guarantor) the security interest created by the Security Documents in the Collateral (other than with respect to any Collateral the security interest in which is not required to be perfected under the Security Documents) as a perfected first priority security interest subject only to Permitted Liens.

Section 12.02                                         Recording, Registration and Opinions.

(a)                                 To the extent applicable, the Company will comply with the provisions of TIA §314(b) relating to reports.

(b)                                 Any release of Collateral permitted or required by Section 12.03 hereof or the Security Documents will be deemed not to impair the Liens under this Indenture and the Security Documents in contravention thereof and any Person that is required to deliver a certificate or opinion under this Indenture or the Security Documents, shall be entitled to rely upon the foregoing as a basis for delivery of such certificate or opinion.  The Trustees may, to the extent permitted by Sections 7.01 and 7.02 hereof, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents and opinion.

Section 12.03                                         Releases of Collateral.

The Liens securing the Notes and the Guarantees will, automatically and without the need for any further action by any Person be released:

(a)                                 in whole or in part, with the consent of the requisite Holders in accordance with Article 9, including consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes:

(b)                                 in whole, upon:

(i)                  Discharge of this Indenture under Section 8.01 hereof; or

(ii)               a legal defeasance or covenant defeasance of this Indenture under Article 8 hereof;

(iii)            upon payment in full of principal, interest and all other Obligations on the Notes issued under this Indenture;

(c)                                  in part, as to any asset constituting Collateral:

(i)                  that is sold or otherwise disposed of by the Company or any of the Guarantors (other than any such sale to the Company or a Guarantor) in a transaction permitted under Section 4.09 and the Security Documents (to the extent of the interest sold or disposed of) or otherwise permitted by this Indenture and the Security Documents, if all other Liens on that asset securing Permitted Additional Pari Passu Obligations are released;

(ii)               that is cash withdrawn from deposit accounts for any purpose not prohibited under this Indenture or the Security Documents;

(iii)            that is used to make a Restricted Payment or Permitted Investment permitted by this Indenture;

(iv)           that becomes Excluded Property; or

(v)              that is otherwise released in accordance with, and as expressly provided for in accordance with, this Indenture and the Security Documents.

In addition, to the extent necessary and for so long as required for such Subsidiary not to be subject to any requirement pursuant to Rule 3-16 of Regulation S-X under the Securities Act, the Capital Stock of any Subsidiary shall not be included in the Collateral with respect to the Notes and Note Guarantees and any Permitted Additional Pari Passu Obligations and shall not be subject to the Liens securing such Obligations.

Section 12.04                                         Form and Sufficiency of Release.  In the event that either the Company or any Guarantor has sold, exchanged, or otherwise disposed of or proposes to sell, exchange or otherwise dispose of any portion of the Collateral that, under the terms of this Indenture may be sold, exchanged or otherwise disposed of by the Company or any Guarantor, and the Company or such Guarantor requests the Trustees to furnish a written disclaimer, release or quitclaim of any interest in such property under this Indenture, the applicable Guarantee and the Security Documents, upon receipt of an Officers’ Certificate and Opinion of Counsel to the effect that such release complies with Section 12.03 and specifying the provision in Section 12.03 pursuant to which such release is being made (upon which the Trustees may exclusively and conclusively rely), the Trustees shall execute, acknowledge and deliver to the Company or such Guarantor (or instruct the Collateral Agents to do the same) such an instrument in the form provided by the Company, and providing for release without recourse and shall take such other action as the Company or such Guarantor may reasonably request and as necessary to effect such release.  Before executing, acknowledging or delivering any such instrument, the Trustees shall be furnished with an Officers’ Certificate and an Opinion of Counsel (on which the Trustees shall be entitled to conclusively and exclusively rely) each stating that such release is authorized and permitted by the terms hereof and the Security Documents and that all conditions precedent with respect to such release have been complied with.

The Company shall deliver an Officers’ Certificate to the Collateral Agents within 30 calendar days following the end of each six-month period beginning on each interest payment date, to the effect that all such releases and withdrawals during the preceding six-month period (or since the Issue Date, in the case of the first such Officers’ Certificate) as described in Section 12.03, were not prohibited by this Indenture.

Section 12.05                                         Possession and Use of Collateral.  Subject to the provisions of the Security Documents, the Company and the Guarantors shall have the right to remain in possession and retain exclusive control of and to exercise all rights with respect to the Collateral (other than monies or U.S. government obligations deposited pursuant to Article 8, and other than as set forth in the Security Documents and this Indenture), to operate, manage, develop, lease, use, consume and enjoy the Collateral (other than monies and U.S. government obligations deposited pursuant to Article 8 and other than as set forth in the Security Documents and this Indenture), to alter or repair any Collateral so long as such alterations and repairs do not impair the Lien of the Security Documents thereon, and to collect, receive, use, invest and dispose of the reversions, remainders, interest, rents, lease payments, issues, profits, revenues, proceeds and other income thereof.

Section 12.06                                         Purchaser Protected.  No purchaser or grantee of any property or rights purporting to be released shall be bound to ascertain the authority of the Trustees to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority so long as the conditions set forth in Section 12.03 have been satisfied.

Section 12.07                                         Authorization of Actions to Be Taken by the Collateral Agents Under the Security Documents.  In acting hereunder and under the Security Documents, the Holders, the Company and the Guarantors agree that the Collateral Agents shall be entitled to, and to enforce, the rights, privileges, protections, immunities, indemnities and benefits provided to the Trustees hereunder as if the Collateral Agents were named as Trustees herein and in the Security Documents.  Furthermore, each Holder of a Note, by accepting such Note, appoints Wells Fargo Bank, National Association as its U.S. Collateral Agent and Valiant Trust Company as its Canadian Collateral Agent, and consents to the terms of and authorizes and directs the Trustees (in each of their respective capacities) and the Collateral Agents to enter into and perform the Security Documents in each of their respective capacities thereunder.

Section 12.08                                         Authorization of Receipt of Funds by the Trustees Under the Security Agreement.  Subject to the terms of the Royal Gold Intercreditor Agreement, each Trustee is authorized to receive any funds for the benefit of Holders distributed under the Security Documents to such Trustee, to apply such funds as provided in this Indenture and the Security Documents.

Section 12.09                                         Powers Exercisable by Receiver or Collateral Agents.  In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article

12 upon the Company or any Guarantor, as applicable, with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or any Guarantor, as applicable, or of any officer or officers thereof required by the provisions of this Article 12.

Section 12.10                                         Appointment and Authorization of Wells Fargo Bank, National Association and Valiant Trust Company as Collateral Agents.

(a)                                 Wells Fargo Bank, National Association is hereby designated and appointed as the U.S. Collateral Agent and Valiant Trust Company is hereby designated and appointed as the Canadian Collateral Agent of the Holders under the Security Documents, and each are authorized and directed as a Collateral Agent for such Holders to execute and enter into each of the Security Documents and all other instruments relating to the Security Documents and (i) to take action and exercise such powers as are expressly required or permitted hereunder and under the Security Documents and all instruments relating hereto and thereto and (ii) to exercise such powers and perform such duties as are in each case, expressly delegated to the Collateral Agents by the terms hereof and thereof together with such other powers as are reasonably incidental hereto and thereto.  The Canadian Collateral Agent hereby appoints the U.S. Collateral Agent as its agent for purposes of obtaining and maintaining possession of any Collateral described in the Canadian Security Agreement in which the security interest granted therein may be perfected by possession or control, including, without limitation, certificated securities.

(b)                                 The Canadian Collateral Agent, for itself and on behalf of the Secured Parties, hereby irrevocably constitutes and appoints the U.S. Collateral Agent and any officer or agent of the U.S. Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Canadian Collateral Agent or such holder or in the U.S. Collateral Agent’s own name, from time to time at the U.S. Collateral Agent’s option, for the purpose of carrying out the terms of the Security Documents, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary to accomplish the purposes of the Security Documents with respect to the Collateral, including without limitation, any enforcement actions, the liquidation or sale of any Collateral, application of Collateral proceeds, possession of any physical Collateral required for UCC purposes, and any other action necessary to secure the security interest granted pursuant to the Security Documents and the Company and the Guarantors hereby acknowledge and accept such appointment.  Notwithstanding the foregoing, it is understood that the U.S. Collateral Agent shall have no fiduciary obligation whatsoever to the Canadian Collateral Agent and shall not be liable or responsible for any action or inaction by the Canadian Collateral Agent.

(c)                                  Notwithstanding any provision to the contrary elsewhere in this Indenture or the Security Documents, the Collateral Agents shall not have any duties or responsibilities except those expressly set forth herein or therein or any fiduciary relationship with any Holder, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture or any Security Document or otherwise exist against the Collateral Agents.

(d)                                 Each Collateral Agent may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Security Documents in good faith and in accordance with the advice or opinion of such counsel.

[SIGNATURES ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, on the date or dates indicated in the acknowledgments and as of the day and year first above written.

THOMPSON CREEK METALS COMPANY INC.

By:	/s/ Pamela Saxton
	Name:	Pamela Saxton
	Title:	Executive Vice President and Chief
Financial Officer

BERG GENERAL PARTNER CORP.
BLUE PEARL MINING INC.
CYPRUS THOMPSON CREEK MINING COMPANY
LANGELOTH METALLURGICAL COMPANY LLC
LONG CREEK MINING COMPANY
MT. EMMONS MOLY COMPANY
TERRANE METALS CORP.
THOMPSON CREEK METALS COMPANY USA
THOMPSON CREEK MINING CO.
THOMPSON CREEK MINING LTD.
THOMPSON CREEK SERVICES ULC
as Guarantors

By:	/s/ Pamela Saxton
	Name:	Pamela Saxton
	Title:	Executive Vice President and Chief
Financial Officer

BERG METALS LIMITED PARTNERSHIP

By:	/s/ Pamela Saxton
	Name:	Pamela Saxton
	Title:	Executive Vice President and Chief
Financial Officer of Berg General
Partnership Corp., its general partner

[Signature page to Fifth Supplemental Indenture]

WELLS FARGO BANK, National Association, as U.S. Trustee and U.S. Collateral Agent,

By:	/s/ Lynn M. Steiner
	Name:	Lynn M. Steiner
	Title:	Vice President

[Signature page to Fifth Supplemental Indenture]

VALIANT TRUST COMPANY, as Canadian Co-Trustee and Canadian Collateral Agent,

By:	/s/ Dan Sander
Name: Dan Sander
Title: Director, Trust Services

By:	/s/ Jodie Hansen
Name: Jodie Hansen
Title: Account Manager

[Signature page to Fifth Supplemental Indenture]

APPENDIX A

PROVISIONS RELATING TO INITIAL NOTES AND
ADDITIONAL NOTES

Section 1.1                                    Definitions.

(a)                                 Capitalized Terms.

Capitalized terms used but not defined in this Appendix A have the meanings given to them in the Indenture.  The following capitalized terms have the following meanings:

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Note or beneficial interest therein, the rules and procedures of the Depositary for such Global Note, Euroclear or Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.

“Clearstream” means Clearstream Banking, Société Anonyme, or any successor securities clearing agency.

“Euroclear” means Euroclear Bank S.A./N.Y., as operator of Euroclear systems Clearance System or any successor securities clearing agency.

“U.S. person” means a “U.S. person” as defined in Regulation S.

(b)                                 Other Definitions.

Term:	Defined in Section:

“Agent Members”	2.1(c)
“Definitive Notes Legend”	2.3(e)
“Global Note”	2.1(b)
“Global Notes Legend”	2.3(e)

Section 2.1                                    Form and Dating

(a)  The Initial Notes issued on the date hereof shall be (i) offered and sold by the Company to the Underwriters.

(b)  Global Notes.  Notes shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form, numbered N-1 upward (collectively, the “Notes”), in each case without interest coupons and bearing the Global Notes Legend, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the U.S. Trustee as provided in the Indenture.  Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal

App. A-1

amount of outstanding Notes represented thereby shall be made by the U.S. Trustee or the Custodian, at the direction of the U.S. Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.04 of the Base Indenture and Section 2.3(c) of this Appendix A.

(c)  Book-Entry Provisions.  This Section 2.1(c) shall apply only to a Global Note deposited with or on behalf of the Depositary.

The Company shall execute and the U.S. Trustee shall, in accordance with this Section 2.1(c) and Section 2.2 of this Appendix A and pursuant to an order of the Company signed by one Officer of the Company, authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary and (ii) shall be delivered by the U.S. Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the U.S. Trustee as Custodian.

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under the Indenture with respect to any Global Note held on their behalf by the Depositary or by the U.S. Trustee as Custodian or under such Global Note, and the Depositary may be treated by the Company, the U.S. Trustee and any agent of the Company or the U.S. Trustee as the absolute owner of such Global Note for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Company, the U.S. Trustee or any agent of the Company or the U.S. Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(d)  Definitive Notes.  Except as provided in Section 2.3 or Section 2.4 of this Appendix A, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.

Section 2.2                                    Authentication.  The U.S. Trustee shall authenticate and make available for delivery upon receipt of a Company Order (a) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $350,000,000 and (b) subject to terms of the Indenture and Additional Notes.  Such order shall specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Initial Notes or Additional Notes.

Section 2.3                                    Transfer and Exchange.

(a)                                 Transfer and Exchange of Definitive Notes for Definitive Notes.  When Definitive Notes are presented to the Registrar with a request:

(i)                                        to register the transfer of such Definitive Notes; or

(ii)                                     to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.

App. A-2

(b)                                 Transfer of a Definitive Note for a Beneficial Interest in a Global Note.  Upon receipt by the U.S. Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, together with written instructions directing the U.S. Trustee to make, or to direct the Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the Depositary account to be credited with such increase, the U.S. Trustee shall cancel such Definitive Note and cause, or direct the Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so canceled.  If no Global Notes are then outstanding, the Company may issue and the U.S. Trustee shall authenticate, upon receipt of a Company Order, a new Global Note in the appropriate principal amount.

(c)                                  Transfer and Exchange of Global Notes.  (i)  The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with the Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depositary therefor.  A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in such Global Note, or another Global Note and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred.

(ii)                                  If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii)                               Notwithstanding any other provisions of this Appendix A (other than the provisions set forth in Section 2.4 of this Appendix A), a Global Note may not be transferred except as a whole and not in part by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(e)                                  Legends. Each Global Note shall bear the following legend (“Global Notes Legend”):

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL

App. A-3

INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

Any Note issued with original issue discount will also bear the following additional legend (“OID Notes Legend”):

THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1272 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST, THE ISSUER WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION:  (1) THE ISSUE PRICE AND DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE. HOLDERS SHOULD CONTACT CHIEF FINANCIAL OFFICER, THOMPSON CREEK METALS COMPANY INC. AT 26 WEST DRY CREEK CIRCLE, SUITE 810, LITTLETON, COLORADO 80120, UNITED STATES OF AMERICA.

(f)                                   Cancellation or Adjustment of Global Note.  At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by the Depositary to the U.S. Trustee for cancellation or retained and canceled by the U.S. Trustee.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the U.S. Trustee (if it is then the Custodian for such Global Note) with respect to such Global Note, by the U.S. Trustee or the Custodian, to reflect such reduction.

(g)                                  Obligations with Respect to Transfers and Exchanges of Notes.

(i)                                     To permit registrations of transfers and exchanges, the Company shall execute and the U.S. Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.

(ii)                                  No service charge shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchanges pursuant to Sections 2.10, 3.06 and 9.05 of the Base Indenture, as amended, and Sections 3.04, 4.09 and 4.13 of the Fifth Supplemental Indenture.

(iii)                               Prior to the due presentation for registration of transfer of any Note, the Company, the U.S. Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the U.S. Trustee, the Paying Agent or the Registrar  shall be affected by notice to the contrary.

App. A-4

(iv)                              All Notes issued upon any transfer or exchange pursuant to the terms of the Indenture shall evidence the same debt and shall be entitled to the same benefits under the Indenture as the Notes surrendered upon such transfer or exchange.

(h)                                 No Obligation of the U.S. Trustee.

(i)                                     The U.S. Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes.  All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note).  The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary.  The U.S. Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii)                                  The U.S. Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.4                                    Definitive Notes.

(a)                                 A Global Note deposited with the Depositary or with the U.S. Trustee as Custodian pursuant to may be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 of this Appendix A and (i) the Depositary notifies the Company that it is unwilling or unable to continue as a Depositary for such Global Note or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act and, in each case, a successor depositary is not appointed by the Company within 90 days of such notice or after the Company becomes aware of such cessation, or (ii) an Event of Default has occurred and is continuing and the Registrar has received a request from the Depository or (iii) the Company, in its sole discretion and subject to the procedures of the Depository, notifies the U.S. Trustee in writing that it elects to cause the issuance of Definitive Notes under the Indenture.  In addition, any Affiliate of the Company or any Guarantor that is a beneficial owner of all or part of a Global Note may have such Affiliate’s beneficial interest transferred to such Affiliate in the form of a Definitive Note, by providing a written request to the Company and the U.S. Trustee and such Opinions of Counsel, certificates or other information as may be required by the Indenture or the Company or U.S. Trustee.

(b)                                 Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depositary to the U.S. Trustee, to be so transferred, in whole or from time to time in part, without charge, and the U.S. Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.  Any portion of a Global Note transferred pursuant to this Section 2.4 shall be

App. A-5

executed, authenticated and delivered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof and registered in such names as the Depositary shall direct.

(c)                                  The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under the Indenture or the Notes.

(d)                                 In the event of the occurrence of any of the events specified in Section 2.4(a)(i), (ii) or (iii) of this Appendix A, the Company shall promptly make available to the U.S. Trustee a reasonable supply of Definitive Notes in fully registered form without interest coupons.

App. A-6

EXHIBIT A

[FORM OF FACE OF NOTE]

[Insert the Global Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the OID Notes Legend, if applicable, pursuant to the provisions of the Indenture.]

CUSIP [                     ]

ISIN [                     ]

GLOBAL NOTE

9.75% Senior Secured First Priority Notes due 2017

No. N-	[Up to](1) [$ ]

THOMPSON CREEK METALS COMPANY INC.

promises to pay to [CEDE & CO.](2) [                              ] or registered assigns the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto](3) [of $               (               Dollars)](4) on December 1, 2017.

Interest Payment Dates:  February 1 and August 1, commencing February 1, 2013(5).

Record Dates:  January 15 and July 15.

(1) Include in Global Notes.

(2) Include in Global Notes

(3) Include in Global Notes

(4) Include in Definitive Notes

(5)  With respect to the Initial Notes

IN WITNESS HEREOF, the Company has caused this instrument to be duly executed.

THOMPSON CREEK METALS COMPANY INC.

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as U.S. Trustee

By:
Authorized Signatory

Dated:  [                              ] [    ], [    ]

[Reverse Side of Note]

9.75% Senior Secured First Priority Notes due 2017

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.                                      INTEREST.  Thompson Creek Metals Company Inc., a British Columbia corporation (the “Company”), promises to pay interest on the principal amount of this Note at 9.75% per annum from and including November 27, 2012(6) until but excluding maturity.  The Company shall pay interest semi-annually in arrears on February 1 and August 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”).  Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of original issuance; provided that the first Interest Payment Date shall be February 1, 2013(7).  The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes.  Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.                                      METHOD OF PAYMENT.  The Company shall pay interest on the Notes to the Persons who are registered holders of Notes at the close of business on January 15 or July 15 (whether or not a Business Day), as the case may be, immediately preceding the related Interest Payment Date, even if such Notes are canceled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Base Indenture with respect to defaulted interest.  Principal, premium, if any, and interest on the Notes shall be payable at the office or agency of the Company maintained for such purpose; provided that payment by wire transfer of immediately available funds shall be required with respect to principal, premium, if any, and interest on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent at least five Business Days prior to the applicable payment date.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.                                      PAYING AGENT AND REGISTRAR.  Initially, Wells Fargo Bank, National Association, the U.S. Trustee under the Indenture, shall act as Paying Agent and Registrar.  The Company may change any Paying Agent or Registrar without notice to the Holders.  The Company or any Wholly-Owned Subsidiary incorporated or organized within the United States of America may act as Paying Agent (except for purposes of Section 8 of the Base Indenture, as amended) or Registrar.

4.                                      INDENTURE.  The Company issued the Notes under an Indenture, dated as of May 11, 2012 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of May 11, 2012 (the “First Supplemental Indenture”) and the Fifth Supplemental Indenture, dated as of November 27, 2012 (the “Fifth Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), among Thompson Creek Metals Company Inc., the Guarantors named therein the U.S. Trustee, the U.S. Collateral Agent, the Canadian Co-Trustee and the Canadian

(6)  With respect to the Initial Notes

(7)  With respect to the Initial Notes

Collateral Agent.  This Note is one of a duly authorized issue of notes of the Company designated as its 9.75% Senior Secured First Priority Notes due 2017.  The Company shall be entitled to issue Additional Notes pursuant to Section 2.01 of the Base Indenture and 4.08 of the Fifth Supplemental Indenture.  The Notes and any Additional Notes issued under the Indenture shall be treated as a single class of securities under the Indenture.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).  The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms.  Any term used in this Note that is defined in the Indenture shall have the meaning assigned to it in the Indenture.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5.                                      REDEMPTION AND REPURCHASE.  The Notes are subject to optional redemption, and may be the subject of an Offer to Purchase, as further described in the Indenture.  The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

6.                                      DENOMINATIONS, TRANSFER, EXCHANGE.  The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar and the U.S. Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and Holders shall be required to pay any taxes and fees required by law or permitted by the Indenture.  The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.

7.                                      PERSONS DEEMED OWNERS.  The registered Holder of a Note may be treated as its owner for all purposes.

8.                                      AMENDMENT, SUPPLEMENT AND WAIVER.  The Indenture, the Security Documents, the Note Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

9.                                      DEFAULTS AND REMEDIES.  The Events of Default relating to the Notes are defined in Section 6.01 of the Base Indenture, as amended.  Upon the occurrence of an Event of Default, the rights and obligations of the Company, the Guarantors, the Trustees and the Holders shall be as set forth in the applicable provisions of the Indenture.

10.                               AUTHENTICATION.  This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the U.S. Trustee.

11.                               GOVERNING LAW.  THIS NOTE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

12.                               CUSIP AND ISIN NUMBERS.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP and ISIN numbers to be printed on the Notes, and the U.S. Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

13.                               SECURITY.  This Note will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Security Documents. The Collateral Agents hold the

Collateral in trust for the benefit of the Holders of the Notes, in each case pursuant to the Security Documents. Each Holder, by accepting this Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Collateral Agents to enter into the Security Documents and to perform their respective obligations and exercise their respective rights thereunder in accordance therewith.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture.  Requests may be made to the Company at the following address:

c/o Thompson Creek Metals Company Inc.

26 West Dry Creek Circle, Suite 810

Littleton, CO 80120

Fax:  303-762-3511

Email:  wcassity@tcrk.com

Attention:  Wendy Cassity, Esq.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                             to transfer this Note on the books of the Company.  The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the U.S. Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.09, 4.13 or 4.22 of the Indenture, check the appropriate box below:

[ ] Section 4.09	[ ] Section 4.13	[ ] Section 4.22

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.09, Section 4.13 or Section 4.22 of the Indenture, state the amount you elect to have purchased:

$	(integral multiples of $1,000,
provided that the unpurchased
portion must be in a minimum
principal amount of $2,000)

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the U.S. Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $                    .  The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of U.S. Trustee or Custodian

*This schedule should be included only if the Note is issued in global form